Filed with the Securities
                                                      and Exchange Commission
                                                      Registration No. 333-74630


PROSPECTUS

                              DPL CAPITAL TRUST II

                                 EXCHANGE OFFER

                DPL CAPITAL TRUST II IS OFFERING TO EXCHANGE ITS
                     8 1/8% CAPITAL SECURITIES (REGISTERED)
                (LIQUIDATION AMOUNT $1,000 PER CAPITAL SECURITY)
                       FOR ANY AND ALL OF ITS OUTSTANDING
                    8 1/8% CAPITAL SECURITIES (UNREGISTERED)
                (LIQUIDATION AMOUNT $1,000 PER CAPITAL SECURITY)

          FULLY AND UNCONDITIONALLY GUARANTEED, TO THE EXTENT PROVIDED
                             IN THIS PROSPECTUS, BY

                                    DPL INC.

                  THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.
               NEW YORK CITY TIME, FEBRUARY 4, 2002 UNLESS EXTENDED


         DPL Capital Trust II is offering upon the terms and subject to the conditions set forth in the prospectus, as amended and supplemented from time to time, and in the accompanying letter of transmittal, which together constitute the exchange offer, to exchange up to and including $300,000,000 aggregate liquidation amount of its 8 1/8% Capital Securities, referred to in this prospectus as the exchange capital securities, which have been registered under the Securities Act of 1933, as amended, by a registration statement of which this prospectus is a part, for a like amount of its outstanding 8 1/8% Capital Securities, referred to in this prospectus as the old capital securities, which have not been registered and of which $300,000,000 aggregate liquidation amount are issued and outstanding. The old capital securities and the exchange capital securities are collectively referred to in this prospectus as the capital securities.

         This prospectus and the letter of transmittal are first being mailed to all holders of the old capital securities on or about December 20, 2001.

         See "Risk Factors" beginning on page 9 to read about the risks that you should consider in deciding whether to tender the old capital securities in the exchange offer.

         These securities are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

         Neither the Securities and Exchange Commission nor any state securities commission or regulator has approved or disapproved these securities or determined that this prospectus is accurate or complete. It is illegal for anyone to tell you otherwise.

         The date of this prospectus is December 14, 2002.

This prospectus incorporates by reference important business and financial information about DPL Inc. that is not included in or delivered with this prospectus. See "Where You Can Find More Information". You may obtain copies of documents containing such information from us, without charge, by either calling or writing to us at:

                                    DPL Inc.
                                    Financial Activities
                                    Box 8825
                                    Dayton, Ohio  45401
                                    (937) 259-7150

In order to obtain timely delivery, you must request documents from us no later than January 30, 2002, which is five days before the expiration date of the exchange offer on February 4, 2002.

                                TABLE OF CONTENTS

                                       Page                                             Page
                                       ----                                             ----
WHERE YOU CAN FIND MORE                            DESCRIPTION OF EXCHANGE
INFORMATION...............................4        DEBENTURES.............................30

FORWARD-LOOKING STATEMENTS................5        DESCRIPTION OF EXCHANGE
                                                   GUARANTEE..............................38
DPL INC...................................5
                                                   DESCRIPTION OF OLD SECURITIES..........42
RATIOS OF EARNINGS TO FIXED
CHARGES...................................5        RELATIONSHIP AMONG THE EXCHANGE
                                                   CAPITAL SECURITIES, THE EXCHANGE
CAPITALIZATION............................6        DEBENTURES AND THE EXCHANGE
                                                   GUARANTEE..............................42
DPL CAPITAL TRUST II......................6
                                                   CERTAIN UNITED STATES FEDERAL
ACCOUNTING TREATMENT FOR THE                       INCOME TAX CONSEQUENCES................43
TRUST.....................................7
                                                   CERTAIN ERISA CONSIDERATIONS...........48
RISK FACTORS..............................7
                                                   PLAN OF DISTRIBUTION...................49
USE OF PROCEEDS..........................10
                                                   LEGAL MATTERS..........................50
THE EXCHANGE OFFER.......................10
                                                   EXPERTS................................50
DESCRIPTION OF EXCHANGE CAPITAL
SECURITIES...............................17


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE LETTER OF TRANSMITTAL IN CONNECTION WITH THE EXCHANGE OFFER.

         WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OTHER THAN THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO EXCHANGE THE OLD NOTES FOR THE EXCHANGE NOTES AND IT IS NOT SOLICITING AN OFFER TO EXCHANGE THE OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER IS NOT PERMITTED.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-4 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission to register the exchange capital securities to be issued in the exchange offer. This prospectus is a part of that registration statement. As allowed by Commission rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

         We incorporate by reference into this prospectus the following documents that we have filed with the SEC:

         o Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         o Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

         o Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001;

         o Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001;

         o    Current Report on Form 8-K dated August 23, 2001;

         o    Current Report on Form 8-K dated August 31, 2001; and

         o    Current Report on Form 8-K dated September 25, 2001.

         In addition, all documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents.

         You may obtain copies of these documents from us, without charge, by calling or writing to us at:

                                    DPL Inc.
                              Financial Activities
                                    Box 8825
                               Dayton, Ohio 45401
                                 (937) 259-7150

         Unless we have indicated otherwise, or the context otherwise requires, for purposes of this prospectus (1) references to "DPL," "we," "us," and "our," or similar terms, are to DPL Inc., an Ohio corporation, (2) references to "DPL Capital Trust II" or the "trust" are to DPL Capital Trust II, a statutory business trust formed under the laws of the State of Delaware, (3) "indenture" means the Junior Subordinated Indenture, as amended and supplemented by the First Supplemental Indenture between DPL and The Bank of New York, as indenture trustee relating to the junior subordinated debentures acquired by the trust in connection with issuance of the old capital securities, referred to in this prospectus as the "old debentures", and the junior subordinated debentures being exchanged for the old debentures, referred to in this prospectus as the "exchange debentures", (4) "trust agreement" means the Amended and Restated Trust Agreement relating to the trust among DPL, as depositor, The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and the administrative trustees named therein, (5) "exchange guarantee" means the registered Capital Securities Guarantee Agreement between DPL and The Bank of New York, as guarantee trustee, relating to the DPL guarantee with respect to the exchange capital securities and (6) "expense agreement" means the Agreement as to Expenses and Liabilities between DPL and the trust.

                           FORWARD-LOOKING STATEMENTS

         We caution you that this prospectus and the periodic reports and other documents that are incorporated by reference in this prospectus contain forward-looking statements. They are statements about future performance or results (such as statements including, but not limited to, the terms "potential," "estimate," "believe," "expect" and "anticipate" and similar words) when we discuss our financial condition, results of operations and business. Investors are cautioned that actual outcomes and results may vary materially from those projected due to various factors beyond our control, including abnormal weather, unusual maintenance or repair requirements, changes in fuel costs, increased competition, regulatory changes and decisions, changes in accounting rules, litigation affecting us and our subsidiaries (including with respect to environmental matters) and adverse economic or capital markets conditions.

                                    DPL INC.

         DPL Inc. was organized in 1985 as a holding company and is a diversified regional merchant energy company. Our principal subsidiary is The Dayton Power and Light Company, a public utility incorporated under the laws of the State of Ohio in 1911. Dayton Power and Light sells electricity to residential, commercial and governmental customers in a 6,000 square mile area of West Central Ohio. Electricity for its 24 county service area is generated at eight power plants and is distributed to 500,000 retail customers. Principal industries served include electrical machinery, automotive and other transportation equipment, non-electrical machinery, agriculture, paper, and rubber and plastic products. Dayton Power and Light's sales reflect the general economic conditions and seasonal weather patterns of the area.

         DPL and its subsidiaries are exempt from registration with the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935 because its utility business operates solely in the State of Ohio.

         Our principal executive offices are located at Courthouse Plaza Southwest, Dayton, Ohio 45402. Our telephone number is (937) 224-6000.

                       RATIOS OF EARNINGS TO FIXED CHARGES

         The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated.

                                                       NINE MONTHS
                                                          ENDED
                                                       SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                                       -------------                 -----------------------
                                                       2001     2000     2000     1999     1998      1997     1996
                                                       ----     ----     ----     ----     ----      ----     ----
           Ratios of Earnings to Fixed
            Charges..................................  3.24     2.06     2.95     4.00      4.33     4.32     4.10


         For purposes of computing the foregoing ratios:

         o Earnings consist of pre-tax income from continuing operations plus fixed charges; and

         o Fixed charges consist of interest on indebtedness, trust preferred distributions by our subsidiary (including original issue discount amortization) and the portion of rental payments on operating leases estimated to represent an interest component.

         We recognized original issue discount of $50 million in 2000 related to the February 2000 issuance by our subsidiary, DPL Capital Trust I, of $550 million trust preferred securities. Excluding this original issue discount amortization and the $183 million pre-tax gain on the October 2000 sale of our natural gas retail distribution business, the ratio of earnings to fixed charges for the nine months ended September 30, 2000 and the year ended December 31, 2000 was 2.47 and 2.47, respectively.

                                 CAPITALIZATION

         The following table shows our consolidated capitalization at September 30, 2001. Our consolidated capitalization numbers will not be affected by this exchange offer.

                                                                       SEPTEMBER 30, 2001
                                                                       ------------------
Long-Term Debt (excluding current portion)................         $2,150.9            65.1%
Company Obligated Mandatorily Redeemable
  Trust Preferred Securities of Subsidiary Holding
  Solely Parent Debentures................................            292.3             8.8%
Preferred Stock:
     With Mandatory Redemption Provisions.................              0.1              ---
     Without Mandatory Redemption Provisions..............             22.9             0.7%
Common Shareholders' Equity...............................            838.1            25.4%
                                                                   --------           ------
     Total Capitalization.................................         $3,304.3           100.0%
                                                                   ========           ======


                              DPL CAPITAL TRUST II

         DPL Capital Trust II is a statutory business trust formed under the laws of the State of Delaware, governed by a trust agreement among us, as depositor, The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and two individual administrative trustees who are employees or officers affiliated with us. The trust exists for the exclusive purposes of:

         o issuing and selling the common securities, the old capital securities and the exchange capital securities representing undivided beneficial interests in the assets of the trust;

         o using the proceeds from the sale of the old capital securities to acquire the old debentures;

         o exchanging the old debentures for exchange debentures in the exchange offer pursuant to the indenture; and

         o engaging in only those other activities necessary, convenient or incidental to these purposes.

         Therefore, following the exchange offer, the exchange debentures will be the sole assets of the trust and payments by us under the exchange debentures will be the sole revenues of the trust. We will own all of the common securities of the trust. The common securities rank equally, and will be paid pro rata, with the capital securities. However, upon the occurrence and continuation of an event of default under the trust agreement resulting from our default on the exchange debentures, our rights to payment as holder of the common securities will be subordinated to the rights of the holders of the capital securities. The liquidation amount of the common securities is equal to approximately 3% of the total capital of the trust.

         The trust has a term of approximately 31 years, but may terminate earlier as provided in the trust agreement. As holder of the common securities, we will appoint the trustees to conduct the business and affairs of the trust. We have paid all fees and expenses related to the formation of the trust and the offering of the old capital securities, will pay all fees and expenses related to the exchange offer and issuance of the exchange capital securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the trust under the expense agreement.

         Pursuant to the expense agreement, we have irrevocably and unconditionally guaranteed to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of any capital securities the amounts due such holders pursuant to the terms of the capital securities.

         The principal executive office of the trust is c/o DPL Inc., Courthouse Plaza Southwest, Dayton, Ohio 45402 and the telephone number is (937) 224-6000.

                       ACCOUNTING TREATMENT FOR THE TRUST

         For financial reporting purposes, the trust is treated as our subsidiary and, accordingly, the accounts of the trust will be included in our consolidated financial statements. The capital securities will be presented as a separate line item in our consolidated balance sheet and appropriate disclosures about the capital securities, the exchange guarantee and the exchange debentures will be included in the notes to the consolidated financial statements. For financial reporting purposes, we will record distributions payable on the capital securities as a charge in the consolidated statement of results of operations.

         We will not prepare separate financial statements of the trust and therefore none are included in this prospectus. We do not consider that these financial statements will be material to the holders of capital securities because the trust is a special purpose entity owned by us with no operating history or independent operations and has not engaged in and does not propose to engage in any activity other than as described under "DPL Capital Trust II" above.

                                  RISK FACTORS

         An investment in the exchange capital securities involves a number of risks. You should carefully consider the following information, together with the other information in this prospectus and the documents that are incorporated by reference in this prospectus, about risks concerning the exchange capital securities, before exchanging your old capital securities for any exchange capital securities.

IF WE DO NOT MAKE PAYMENTS ON THE EXCHANGE DEBENTURES, THE TRUST WILL NOT BE ABLE TO PAY DISTRIBUTIONS AND OTHER AMOUNTS DUE ON THE EXCHANGE CAPITAL SECURITIES AND THE EXCHANGE GUARANTEE WILL NOT APPLY.

         The trust will depend solely upon our payment of amounts when due on the exchange debentures in order to pay amounts due to you on the exchange capital securities. If we fail to pay principal or interest when due on the exchange debentures, the trust will not have funds to pay distributions on, or amounts due on redemption or liquidation of, the exchange capital securities or amounts due on the liquidation of the trust. If this happens, holders of exchange capital securities will not be able to rely upon the exchange guarantee for payment of those amounts because the exchange guarantee only guarantees that we will make distributions and redemption payments on the exchange capital securities if the trust has the funds to do so itself but does not. Instead, you or the property trustee may proceed directly against us for payment of any amounts due on the exchange capital securities.

HOLDERS OF OUR SENIOR INDEBTEDNESS WILL GET PAID BEFORE YOU WILL GET PAID UNDER THE EXCHANGE DEBENTURES OR THE EXCHANGE GUARANTEE.

         Our obligations under the exchange debentures are unsecured and rank subordinate and junior in right of payment to all of our senior indebtedness. Our obligations under the exchange guarantee are unsecured and rank subordinate and junior in right of payment to all of our liabilities, including our obligations under the exchange debentures, other than any liabilities which expressly rank equally with, or are subordinate to our obligations under, the exchange guarantee. At September 30, 2001, our aggregate outstanding senior indebtedness was approximately $1,084 million. None of the indenture, the exchange guarantee or the trust agreement places any limitation on the amount of secured or unsecured debt, including senior indebtedness, that we or our subsidiaries may incur.

         In addition, we are a holding company that derives substantially all of our income from our operating subsidiaries. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions to us or to otherwise pay amounts due with respect to the exchange debentures or the exchange guarantee or to make funds available for such payments. Therefore, the exchange debentures will also be effectively subordinated to all existing and future debt, liabilities and preferred stock at the subsidiary level. As of September 30, 2001, our subsidiaries, including The Dayton Power and Light Company, had approximately $690 million of aggregate outstanding debt and preferred stock. Holders of exchange debentures and claimants under the exchange guarantee should look only to our assets for payments on the exchange debentures or the exchange guarantee.

WE MAY EXTEND THE INTEREST PAYMENT PERIOD ON THE EXCHANGE DEBENTURES.

         So long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the exchange debentures, from time to time, for a period not exceeding 10 consecutive semi-annual periods. During the extension period, we have the right to make partial payments of interest on any interest payment date. No extension period may extend beyond the stated maturity of the exchange debentures or any earlier redemption date. Semi-annual distributions on the exchange capital securities by the trust will be deferred during any extension period, and unpaid distributions will accumulate additional distributions at the rate of 8 1/8% per annum, compounded semi-annually from the relevant payment date.

         At the end of any extension period, we may further extend the extension period, provided that this extension does not exceed 10 consecutive semi-annual periods or extend beyond the stated maturity of the exchange debentures or any earlier redemption date. At any time following the termination of an extension period and the payment of all amounts then due, we may elect to begin a new extension period, subject to the foregoing requirements. There is no limitation on the number of times that we may elect to begin an extension period.

         If we exercise this extension right, the exchange capital securities may trade at a price that does not fully reflect the value of the accumulated but unpaid distributions. If you dispose of the exchange capital securities during an extension period, you might not recover the same return on your investment as someone who continues to hold the exchange capital securities. Even if we do not exercise this right, our right to do so could mean that the market price for the exchange capital securities may be more volatile than that for debt instruments or other securities without similar deferral rights.

YOU COULD HAVE ADVERSE TAX CONSEQUENCES IF WE EXTEND THE INTEREST PAYMENT PERIOD ON THE EXCHANGE DEBENTURES.

         If we extend the interest payment period on the exchange debentures, you will be required to accrue interest income as original issue discount in respect of the deferred distributions on your exchange capital securities. As a result, for United States federal income tax purposes, you will be required to include that original issue discount in gross income before you receive the deferred distributions, regardless of your regular method of tax accounting.

         If you sell your exchange capital securities before the record date for the payment of deferred distributions at the end of an extension period, you will not receive those distributions. Instead, the deferred and any accumulated distributions will be paid to the holder of record on the record date, regardless of who the holder of record may have been on any other date during the extension period. Moreover, accrued original issue discount will be added to your adjusted tax basis in the exchange capital securities but may not be reflected in the amount you realize on the sale. To the extent the amount realized is less than your adjusted tax basis, you will recognize a capital loss for United States federal income tax purposes. The deductibility of capital losses is subject to limitations.

WE CAN REDEEM THE EXCHANGE DEBENTURES IF WE SUFFER ADVERSE TAX CONSEQUENCES OR IF THE STATUS OF THE TRUST UNDER THE INVESTMENT COMPANY ACT CHANGES, WHICH COULD SUBJECT YOU TO TAX.

         If a tax event or an investment company event as described in this prospectus occurs, we have the right to prepay the exchange debentures in whole (but not in part) within 90 days, which would cause a mandatory redemption of all exchange capital securities at the redemption price described under "Description of exchange Capital Securities--Redemption of exchange

Capital Securities" in this prospectus. The redemption of the exchange capital securities under any circumstances would be a taxable event to you for United States federal income tax purposes.

WE CAN DISSOLVE THE TRUST AND DISTRIBUTE THE EXCHANGE DEBENTURES TO YOU.

         We have the right to dissolve the trust at any time and, after satisfaction of liabilities to creditors as required by applicable law, cause the exchange debentures to be distributed to the holders of the exchange capital securities in liquidation of the trust. The exercise of such right is subject to our receipt of an opinion of nationally recognized independent tax counsel to the effect that such distribution will not constitute a taxable exchange of the exchange capital securities for United States federal income tax purposes.

THERE IS NO CERTAINTY WITH RESPECT TO THE MARKET PRICES OF THE CAPITAL SECURITIES OR THE EXCHANGE DEBENTURES.

         There can be no assurance as to the market prices for the capital securities or the exchange debentures that may be distributed in exchange for capital securities if a liquidation of the trust occurs. Accordingly, the exchange capital securities that an investor may purchase whether pursuant to this offering or in the secondary market, or the exchange debentures that a holder of exchange capital securities may receive in liquidation of the trust, may trade at a discount from the price that the investor paid to purchase the exchange capital securities. Because holders of capital securities may receive exchange debentures on termination of the trust and because distributions are otherwise limited to payments on the exchange debentures, prospective purchasers of exchange capital securities are also making an investment decision with regard to the exchange debentures and should carefully review all the information regarding the exchange debentures contained in this prospectus.

YOU WILL ONLY HAVE LIMITED VOTING RIGHTS.

         Holders of exchange capital securities will generally have limited voting rights relating only to the modification of the exchange capital securities and the exercise of the trust's rights as holder of exchange debentures. Holders of exchange capital securities will have limited authority to vote to remove or replace the trustees under the trust agreement. We, the property trustee, the Delaware trustee and the administrative trustees may amend the trust agreement without the consent of holders of exchange capital securities to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

YOUR FAILURE TO EXCHANGE OLD CAPITAL SECURITIES MAY ADVERSELY AFFECT YOUR ABILITY TO SELL SUCH SECURITIES.

         The old capital securities have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from the applicable securities laws or in a transaction not subject to such laws, and in each case in compliance with certain other conditions and restrictions. Old capital securities which remain outstanding after consummation of the exchange offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the exchange offer, holders of old capital securities which remain outstanding will not be entitled to any rights to have such old capital securities registered under the Securities Act or to any similar rights under the exchange and registration rights agreement, subject to certain limited exceptions. We and the Trust do not intend to register under the Securities Act any old capital securities which remain outstanding after consummation of the exchange offer, subject to such limited exceptions, if applicable. To the extent that old capital securities are tendered and accepted in the exchange offer, your ability to sell untendered old capital securities could be adversely affected.

THERE IS NO CURRENT ESTABLISHED TRADING MARKET FOR THE EXCHANGE CAPITAL SECURITIES AND NO ASSURANCE THAT AN ACTIVE MARKET WILL DEVELOP.

         There is no existing market for the exchange capital securities and there can be no assurance as to the liquidity of any market that may develop, the ability of holders to sell, or the price that can be obtained for, the exchange capital securities. Future trading prices of the exchange capital securities will depend on many factors including, among other things, prevailing interest rates, our operating results and prospects and the market for similar securities.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the issuance of the exchange capital securities in exchange for the old capital securities tendered pursuant to the exchange offer. In consideration for the issuance of the exchange capital securities as contemplated by this prospectus, we will receive in exchange an identical aggregate liquidation amount of outstanding old capital securities, which have terms substantially identical to the exchange capital securities. We will retire and cancel all of the outstanding old capital securities surrendered in exchange for the exchange capital securities, and such outstanding old capital securities may not be reissued.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER; TERMS OF THE EXCHANGE OFFER

         We issued and sold the old capital securities on August 31, 2001 to an initial purchaser in a private transaction not subject to the registration requirements of the Securities Act. The initial purchaser then offered and sold the old capital securities only

         o to "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A,

         o to a limited number of institutional "Accredited Investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities
              Act) that, prior to their purchase of old capital securities, executed and delivered to the initial purchaser a letter containing certain representations and agreements and

         o outside the United States to non-U.S. persons in offshore transactions (as defined in Regulation S under the Securities Act) in compliance with Regulation S under the Securities Act.

         In connection with the sale of the old capital securities, we entered into an exchange and registration rights agreement with the initial purchaser which obligated us to:

         o file a registration statement with the Commission for an offer to exchange the old capital securities for the exchange capital securities within 120 days after the issuance of the old capital securities;

         o use our reasonable best efforts to cause the registration statement to be declared effective within 180 days after the issuance of the old capital securities;

         o promptly after the registration statement has been declared effective, offer exchange capital securities in exchange for surrender of the old capital securities; and

         o use our reasonable best efforts to keep the exchange offer open for at least 30 days after the date notice of the exchange offer has been mailed to the holders of the old capital securities.

The exchange capital securities have terms identical to the old capital securities, except that the exchange capital securities do not have transfer restrictions or any terms relating to registration rights and do not provide for the liquidated damages set forth in the exchange and registration rights agreement payable by us in the event that we are unable to fulfill certain of our obligations under the exchange and registration rights agreement. A holder that tenders old capital securities pursuant to the exchange offer and does not withdraw it will receive exchange capital securities having an identical liquidation amount to the old capital securities tendered.

         Under the exchange offer, we will exchange as soon as practicable after the date of this prospectus our $309,300,000 aggregate principal amount of old debentures for a like aggregate principal amount exchange debentures. We refer to the old debentures and the exchange debentures collectively as the junior subordinated debentures.

         We are also exchanging our guarantee, also referred to as the exchange guarantee, of payments of cash distributions and payments in liquidation of the trust or redemption of the exchange capital securities for the existing guarantee, also referred to as the old guarantee, in respect of the old capital securities. We refer to the old guarantee and the exchange guarantee collectively as the guarantees.

PROCEDURES FOR TENDERING OLD CAPITAL SECURITIES

         The tender to us of old capital securities by a holder as set forth below and the acceptance of the old capital securities by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, a holder who wishes to tender old capital securities for exchange pursuant to the exchange offer must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Bank One Trust Company, National Association, who is acting as our exchange agent, at the address set forth below under "Exchange Agent" on or prior to the expiration date. In addition, on or prior to the expiration date,

         o certificates for such old capital securities must be received by the exchange agent; or

         o a timely confirmation of a book-entry transfer of these old capital securities, if this procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent; or

         o the holder must comply with the guaranteed delivery procedures described below.

         The method of delivery of old capital securities, letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old capital securities should be sent to DPL.

         Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old capital securities surrendered for exchange pursuant thereto are tendered:

         o by a registered holder of the old capital securities who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

         o    for the account of an eligible institution.

         If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by an eligible institution, which is a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. If old capital securities are registered in the name of a person other than the person signing the letter of transmittal, the old capital securities surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an eligible institution.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old capital securities tendered for exchange will be determined by us in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right:

         o to reject any and all tenders of any particular old capital securities not properly tendered or to not accept any particular old capital securities which acceptance might, in our judgment or the judgment of our counsel, be unlawful; and

         o to waive any defects or irregularities or conditions of the exchange offer as to any particular old capital securities either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old capital securities in the exchange offer).

         Unless waived, any defects or irregularities in connection with the tender of old capital securities for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of old capital securities for exchange, nor will we or any of them incur any liability for failure to give such notification.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD CAPITAL SECURITIES

         Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will:

         o accept for exchange old capital securities, which are properly tendered on or prior to the expiration date and not withdrawn as permitted below; and

         o use our reasonable best efforts to keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the old capital securities.

         The term "expiration date" means 5:00 p.m., New York City time, on February 4, 2002; provided, however, that if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which the exchange offer is extended.

         As of the date of this prospectus, $300,000,000 in aggregate liquidation amount of the old capital securities were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old capital securities being tendered. This prospectus, together with the letter of transmittal, is first being sent on or about the date set forth on the cover page to all holders of old capital securities at the addresses set forth in the security register maintained by the trustee.

         We expressly reserve the right:

         o at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old capital securities; and

         o to amend or terminate the exchange offer, and not to accept for exchange any old capital securities not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "Certain Conditions to the Exchange Offer."

         We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the old capital securities as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 5:00 p.m., New York City time, on the previous expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

         Old capital securities that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the relevant rules and regulations of the SEC.

         If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old capital securities, such old capital securities must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old capital securities.

         By executing, or otherwise becoming bound by, a letter of transmittal, each holder of the old capital securities, other than certain specified holders, will represent that:

         o    it is not our affiliate;

         o any exchange capital securities to be received by it were acquired in the ordinary course of its business; and

         o it has no arrangement with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange capital securities.

         If the tendering holder is a broker-dealer that will receive exchange capital securities for its own account in exchange for the old capital securities that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange capital securities. See "--Resale of the Exchange Capital Securities."

ACCEPTANCE OF OLD CAPITAL SECURITIES FOR EXCHANGE; DELIVERY OF EXCHANGE CAPITAL SECURITIES

         Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old capital securities properly tendered and will issue exchange capital securities promptly after acceptance of the old capital securities. See "Certain Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old capital securities for exchange if and when we have given oral (confirmed in writing) or written notice thereof to the exchange agent.

         In all cases, issuance of exchange capital securities for the old capital securities that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old capital securities or a timely book-entry confirmation of such old capital securities into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old capital securities are not accepted for any reason set forth in the terms and conditions of the exchange offer or if certificates representing old capital securities are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old capital securities will be returned without expense to the tendering holder thereof (or, in the case of old capital securities tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged old capital securities will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

         Promptly after the date of this prospectus, the exchange agent will make a request to establish an account with respect to the old capital securities at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of old capital securities by causing DTC to transfer such old capital securities into the exchange agent's account in accordance with DTC's Automated Tender Offer Program ("ATOP"), procedures for transfer. However, the exchange for the old capital securities so tendered will only be made after timely confirmation of such book-entry transfer of old capital securities into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering old capital securities that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

         Although delivery of old capital securities may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the exchange agent at its address set forth under "--Exchange Agent" on or prior to the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

         Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

         If a registered holder of the old capital securities desires to tender such old capital securities and (1) the old capital securities are not immediately available, (2) time will not permit such holder's old capital securities or other required documents to reach the exchange agent before the expiration date of the exchange offer, or (3) the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

         o    the tender is made through an eligible institution;

         o prior to the expiration date of the exchange offer, the exchange agent receives from such eligible institution a properly completed and duly executed letter of transmittal (or a facsimile letter of transmittal) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old capital securities and the amount of old capital securities tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old capital securities, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

         o the certificates for all physically tendered old capital securities, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

         Tenders of old capital securities may be withdrawn at any time prior to the expiration date.

         For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify:

         o the name of the person having tendered the old capital securities to be withdrawn;

         o the old capital securities to be withdrawn (including the principal amount of such old capital securities); and

         o where certificates for old capital securities have been transmitted, the name in which such old capital securities are registered, if different from that of the withdrawing holder.

         If certificates for old capital securities have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old capital securities have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old capital securities and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, and our determination will be final and binding on all parties.

         Any old capital securities so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old capital securities which have been tendered for exchange but which are not exchanged for any reason will be returned to its holder without cost to such holder (or, in the case of old capital securities tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such old capital securities will be credited to an account maintained with DTC for the old capital securities) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old capital securities may be re-tendered by following one of the procedures described under "Procedures for Tendering Old Capital Securities" above at any time on or prior to the expiration date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

         Notwithstanding any other provisions of the exchange offer, we are not required to accept for exchange, or to issue exchange capital securities in exchange for old capital securities, and we may terminate or amend the exchange offer, if at any time before the acceptance of such old capital securities for exchange or the exchange of the exchange capital securities for such old capital securities, such acceptance or issuance would violate applicable law or any interpretation of the SEC's staff.

         The condition in the paragraph immediately above is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition. Our failure at any time to exercise the foregoing rights is not to be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         In addition, we will not accept for exchange any old capital securities tendered, and no exchange capital securities will be issued in exchange for any such old capital securities, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

EXCHANGE AGENT

         Bank One Trust Company, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

         Deliver To:

          Bank One Trust Company, National Association, Exchange Agent

                        By Registered or Certified Mail:

                              1 North State Street
                                    9th Floor
                                Chicago, IL 60602
                              Attention: Exchanges

                                  By Facsimile:
                                  312-407-8853

                   To Confirm by Telephone or for Information:
                                 (800) 524-9472

         Delivery to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery.

FEES AND EXPENSES

         The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our officers, regular employees, affiliates and agents. We will not pay any additional compensation to any such officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

         The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $200,000.

ACCOUNTING TREATMENT

         The exchange capital securities will be recorded at the same carrying value as the old capital securities. Accordingly, DPL will not recognize any gain or loss for accounting purposes. DPL intends to amortize the expenses of the exchange offer and issuance of the old capital securities over the term of the exchange capital securities.

RESALE OF THE EXCHANGE CAPITAL SECURITIES

         Based on an interpretation by the SEC's staff contained in several no-action letters issued to third parties, we believe that the exchange capital securities issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred after the exchange offer by any holder of exchange capital securities (other than a holder which is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, if such holder:

         o acquires the exchange capital securities in the ordinary course of his or her business; and

         o does not intend to participate, and has no arrangement with any person to participate, in a distribution of the exchange capital securities.

         Any holder of the old capital securities who tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the exchange capital securities may not rely on the position of the staff of the Commission enunciated in the "Exxon Capital Holdings Corporation" or similar no-action letters (the Exxon Capital Letters) but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives exchange capital securities for its own account in exchange for the old capital securities, where such old capital securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange capital securities.

         By tendering in the exchange offer, each holder will represent to us (which representation may be contained in the Letter of Transmittal) to the effect that:

         o    it is not our affiliate;

         o it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange capital securities to be issued in the exchange offer; and

         o it is acquiring the exchange capital securities in its ordinary course of business.

         Each holder will acknowledge and agree that any broker-dealer and any such holder using the exchange offer to participate in a distribution of the exchange capital securities acquired in the exchange offer:

         o could not under Commission policy as in effect on the date of the exchange and registration rights agreement rely on the position of the Commission enunciated in the Exxon Capital letters;

         o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K if the resales are of exchange capital securities obtained by such Holder in exchange for old capital securities acquired by such Holder directly from us or our affiliate.

                   DESCRIPTION OF EXCHANGE CAPITAL SECURITIES

         The trust will issue the exchange capital securities under the trust agreement. The exchange capital securities will represent undivided beneficial interests in the trust's assets and entitle the holders to a preference in certain circumstances over the common securities with respect to distributions and amounts payable on redemption or liquidation, as well as other benefits described in the trust agreement. Selected provisions of the trust agreement are summarized below. This summary is not complete. You should read that document for a better understanding of all of the provisions of the trust agreement that may be important to you. The trust agreement will be qualified under the Trust Indenture Act of 1939 upon effectiveness of the registration statement for the exchange offer of which this prospectus forms a part.

GENERAL

         The old capital securities were initially issued in the aggregate liquidation amount of $300,000,000 (300,000 capital securities) and a like amount of exchange capital securities will be issued in exchange for such securities as described in this prospectus. Simultaneously with the issuance of the old capital securities the trust also issued certain common securities for which it received aggregate proceeds of $9,300,000. The capital securities and common securities of the trust are collectively referred to in this prospectus as the trust securities. The trust agreement permits the trust to "reopen" the offering of capital securities and common securities and issue additional capital securities and common securities without the consent of the holders of the capital securities or the common securities. We will own all of the trust's common securities, which rank equally, and will be paid pro rata, with the capital securities except as described under "Subordination of Common Securities" below. The property trustee will hold the exchange debentures in trust for the benefit of the trust and the holders of the trust securities. The old guarantee is, and the exchange guarantee will be, a full and unconditional guarantee with respect to the capital securities but does not guarantee payment of distributions or amounts payable on redemption or liquidation of the capital securities when the trust does not have sufficient available funds to pay those distributions.

DISTRIBUTIONS

         Distributions on the exchange capital securities will:

         o be payable in U.S. dollars at 8 1/8% per annum of the stated liquidation amount of $1,000 per exchange capital security and distributions that are in arrears for more than one semi-annual period will accrue interest at the rate per annum of 8 1/8% and interest so accrued at the end of each semi-annual period and remaining unpaid will itself bear interest, to the extent permitted by applicable law, until paid on the same basis

         o begin to accrue from and including the date of original issuance of the old capital securities;

         o be cumulative and payable semi-annually in arrears on March 1 and September 1 of each year, commencing March 1, 2002; and

         o be payable to the holders of the exchange capital securities on the relevant record dates, which are the immediately preceding February 15 and August 15, respectively.

The term "distributions" as we use it in this prospectus includes semi-annual distributions, any interest payable on distributions as described above, special distributions or additional tax sums, in each case as described herein, unless we state otherwise. We will compute the amount of distributions payable for any period on the basis of a 360-day year of twelve 30-day months.

         If any date on which a distribution is payable for any exchange capital securities is not a business day, then the payment will be made on the following business day, without any interest or other payment for the delay. Each date on which distributions are otherwise payable in accordance with the foregoing is a "distribution date." A "business day" means a day other than:

         o    a Saturday or a Sunday,

         o a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed, or

         o a day on which the principal corporate trust office of the property trustee or the indenture trustee is closed for business.

         So long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the exchange debentures, from time to time, for a period not exceeding 10 consecutive semi-annual periods. During the extension period, we have the right to make partial payments of interest on any interest payment date. No extension period may extend beyond the stated maturity of the exchange debentures or any earlier redemption date. Semi-annual distributions on the exchange capital securities by the trust will be deferred during any extension period, and unpaid distributions will accumulate additional distributions at the rate of 8 1/8% per annum, compounded semi-annually from the relevant payment date.

         During an extension period, we may not, and may not permit any subsidiary to:

         o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (which includes common and preferred stock);

         o make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior to the exchange debentures; or

         o make any guarantee payments with respect to any guarantee issued by us if such guarantee ranks equally with or junior to the exchange debentures;

other than (a) dividends or distributions payable in our common stock, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of capital stock under any such plan, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the exchange guarantee and (d) purchases of common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers, employees, consultants or advisors.

         At the end of any extension period, we may further extend the extension period, provided that such extension does not exceed 10 consecutive semi-annual periods or extend beyond the stated maturity of the exchange debentures or any earlier redemption date. At any time following the termination of an extension period and the payment of all amounts then due, we may elect to begin a new extension period, subject to the foregoing requirements. There is no limitation on the number of times that we may elect to begin an extension period.

         The revenue of the trust available for distribution to holders of the exchange capital securities will be limited to payments we make under the exchange debentures. If we do not make interest payments on the exchange debentures, the property trustee will not have funds available to pay distributions on the exchange capital securities. We will guarantee the trust's payment of distributions on a limited and subordinated basis, but only if and to the extent the trust has funds legally available for the payment of those distributions and cash sufficient to make those payments. See "Description of Exchange Guarantee."

REDEMPTION OF EXCHANGE CAPITAL SECURITIES

         The trust must redeem the exchange capital securities when the exchange debentures are paid at maturity on September 1, 2031 (in which case the redemption price you receive will be equal to the liquidation amount of $1,000 per exchange capital security plus accumulated and unpaid distributions on the exchange capital security to the date of redemption) or if the exchange debentures are redeemed before they mature. We may redeem the exchange debentures before they mature (1) at any time, in whole but not in part, within 90 days after the occurrence of a special event at a redemption price equal to the Special Event Redemption Make-Whole Amount, as described below, and (2) at any time, in whole or in part, at a redemption price equal to the Optional Redemption Make-Whole Amount, as described below, plus, in each case, accrued interest, if any, to the redemption date. See "Right to Redeem Upon a Special Event" below for a description of the term "special event."

         Upon the repayment of the exchange debentures, whether at maturity or upon redemption, the proceeds from such repayment or redemption shall simultaneously be applied to redeem exchange capital securities having an aggregate liquidation amount equal to the aggregate principal amount of the exchange debentures so repaid or redeemed at the applicable redemption price; provided that holders of exchange capital securities shall be given not less than 30 nor more than 60 days notice of such redemption.

         The redemption price, other than at stated maturity of the exchange debentures, shall equal, for each exchange capital security, the applicable Make-Whole Amount for a corresponding $1,000 principal amount of exchange debentures together with accrued distributions to but excluding the redemption date.

         "Comparable Treasury Issue" means, with respect to any redemption date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the time period from the redemption date to September 1, 2031 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the time period. If no United States Treasury security has a maturity which is within a period from three months before to three months after September 1, 2031, the two most closely corresponding United States Treasury securities will be used as the Comparable Treasury Issue, and the Treasury Rate will be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

         "Comparable Treasury Price" means, with respect to any redemption date,
(1) the average of up to five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the indenture trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Quotations.

         The "Optional Redemption Make-Whole Amount" will be equal to the greater of (1) 100% of the principal amount of the exchange debentures being redeemed or (2) as determined by a Quotation Agent as of the redemption date, the sum of the present value of the scheduled payments of principal and interest on such exchange debentures from the redemption date to September 1, 2031 discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 25 basis points.

         "Quotation Agent" means Morgan Stanley & Co. Incorporated and its successors, as selected by us; provided, however, that if any of the foregoing ceases to be a primary United States Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer.

         "Reference Treasury Dealer" means (1) Morgan Stanley & Co. Incorporated and its successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer and (2) up to four other Primary Treasury Dealers selected by the indenture trustee after consultation with us.

         "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the indenture trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the indenture trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

         The "Special Event Redemption Make-Whole Amount" will be equal to the greater of (1) 100% of the principal amount of the exchange debentures being redeemed or (2) as determined by a Quotation Agent as of the redemption date, the sum of the present value of scheduled payments of principal and interest on such exchange debentures from the redemption date to September 1, 2031, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 50 basis points.

         "Treasury Rate" means (1) the yield, under the heading which represents the average for the immediately prior week, appearing in the most recently published statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the time period from the redemption date to September 1, 2031 (if no maturity is within three months before or after such time period, yields for the two published maturities most closely corresponding to such time period will be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

RIGHT TO REDEEM UPON A SPECIAL EVENT

         We will have the right to redeem all, but not fewer than all, of the exchange debentures, at the Special Event Redemption Make-Whole Amount, plus accrued interest, at any time within 90 days after a tax event or an investment company event (either, a special event) happens.

         In the event of a redemption of the exchange debentures due to the occurrence of a special event, the property trustee will use the proceeds to redeem the exchange capital securities and common securities at a redemption price equal to the Special Event Redemption Make-Whole Amount for a corresponding $1,000 principal amount of exchange debentures together with accrued distributions to but excluding the redemption date.

         A "tax event" means that we and the trust have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of:

         o any amendment to, or change or announced proposed change in, the laws or regulations of the United States or any of its political subdivisions or taxing authorities, or

         o any official written administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations, which amendment or change becomes effective, or which proposed change, pronouncement, action or decision is announced, on or after the date the capital securities are issued and sold, there is more than an insubstantial risk that:

         o the trust is, or within 90 days will be, subject to U.S. federal income tax with respect to income accrued or received on the exchange debentures,

         o interest payable to the trust on the exchange debentures is not, or within 90 days will not be, deductible, in whole or in part, by us for U.S. federal income tax purposes, or

         o the trust is, or within 90 days will be, subject to a material amount of other taxes, duties or other governmental charges.

         An "investment company event" means that we and the trust have received an opinion of nationally recognized independent counsel to the effect that, as a result of an amendment to or change in the Investment Company Act or regulations thereunder, or a written change in the interpretation or application of a law or regulation thereunder, on or after the date the old capital securities were issued and sold, there is more than an insubstantial risk that the trust is or will be considered an investment company and be required to be registered under the Investment Company Act.

LIQUIDATION OF THE TRUST AND DISTRIBUTION OF EXCHANGE DEBENTURES

         We will have the right at any time to dissolve the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, cause the exchange debentures to be distributed to the holders of the exchange capital securities. The exercise of such right is subject to receipt of an opinion of nationally recognized independent tax counsel to the effect that the distribution will not constitute a taxable exchange of the exchange capital securities for United States federal income tax purposes.

         After the date for any distribution of exchange debentures upon dissolution of the trust:

         o the exchange capital securities will no longer be deemed to be outstanding,

         o DTC or its nominee, as the record holder of the exchange capital securities, will receive a registered global certificate or certificates representing the exchange debentures to be delivered upon the distribution, and

         o any certificates representing exchange capital securities not held by DTC or its nominee will be deemed to represent a like amount of exchange debentures, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to the accumulated and unpaid distributions on, those exchange capital securities, until the certificates are presented to us or our agent for transfer or reissuance.

         If a dissolution and liquidation of the trust were to occur, we could not assure you as to the market prices for the exchange debentures that may be distributed in exchange for the exchange capital securities. Accordingly, the exchange debentures that you may receive, if a dissolution and liquidation of the trust were to occur, may trade at a discount to the price that you paid to purchase the exchange capital securities.

         As used in this prospectus, "like amount" means:

         o with respect to a redemption of exchange capital securities, capital securities having a liquidation amount equal to the principal amount of exchange debentures to be contemporaneously repaid or redeemed in accordance with the indenture and the proceeds of which will be used to pay the applicable redemption price of those capital securities, and

         o with respect to a distribution to holders of exchange capital securities of exchange debentures in connection with the trust's liquidation, exchange debentures having a principal amount equal to the liquidation amount of the exchange capital securities of the holder to whom those exchange debentures are distributed.

REDEMPTION PROCEDURES

         Exchange capital securities redeemed on each redemption date will be redeemed at the applicable redemption price with the proceeds from the contemporaneous repayment or redemption of the exchange debentures. Redemptions of exchange capital securities will be made and the applicable redemption price will be deemed payable on each redemption date, but only to the extent that the trust has funds legally available for the payment of that redemption price.

         If the trust gives a notice of redemption for any exchange capital securities, then, by 12:00 noon, New York time, on the redemption date, so long as the exchange capital securities are in book-entry only form, the property trustee will:

         o irrevocably deposit with DTC funds sufficient to pay the applicable redemption price, and

         o give DTC irrevocable instructions and authority to pay the applicable redemption price to the holders of those exchange capital securities.

         If any exchange capital securities are held in certificated form, the trust will:

         o irrevocably deposit with the paying agent for those exchange capital securities funds sufficient to pay the applicable redemption price, and

         o give that paying agent irrevocable instructions and authority to pay the applicable redemption price to holders of those exchange capital securities upon surrender of their certificates evidencing those exchange capital securities.

         Distributions payable on or before the redemption date for any exchange capital securities called for redemption will be payable to the holders of those capital securities on the relevant record dates for the related distribution dates. If notice of redemption is given and funds deposited as required, then upon the redemption date:

         o all rights of holders of those exchange capital securities called for redemption will cease, except the right of the holders of those exchange capital securities to receive the applicable redemption price, but without interest on that redemption price, and

         o    those exchange capital securities will cease to be outstanding.

         If any date fixed for redemption of exchange capital securities is not a business day, then payment of the redemption price payable on that date will be made on the next business day, without any interest or other payment in respect of the delay. If payment of the redemption price for any exchange capital securities called for redemption is improperly withheld or refused and not paid either by the trust or by us pursuant to the exchange guarantee, distributions on those exchange capital securities will continue to accrue at the then applicable distribution rate, from the original redemption date to the date of payment. In that case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price.

         Subject to applicable law, including United States federal securities law, we or our subsidiaries may from time to time purchase outstanding exchange capital securities by tender, in the open market or by private agreement.

         Payment of the applicable redemption price on, and any distribution of exchange debentures to holders of, the trust securities will be made to the applicable recordholders thereof as they appear on the register therefor on the relevant record date, which will be a date not more than 45 days nor less than 15 days prior to the redemption date or liquidation date, as applicable.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities at its registered address. Unless we default in payment of the applicable redemption price on, or in the repayment of, the exchange debentures, on and after the redemption date, distributions will cease to accumulate on the trust securities called for redemption.

SUBORDINATION OF COMMON SECURITIES

         Payment of distributions on, and the redemption price of, the exchange capital securities and the common securities will be made pro rata based on the liquidation amount of those trust securities. No distribution payment or other payment on account of the redemption, liquidation or other acquisition of any common security will be made, however, if an event of default under the indenture has occurred and is continuing on the distribution, redemption or other payment date unless payment in full in cash of all accumulated and unpaid distributions on all outstanding exchange capital securities or the full redemption price due on exchange capital securities, as applicable, is made or provided for. The property trustee must first apply all available funds to payment in full in cash of all exchange capital securities distributions or redemption price then due and payable.

         In the case of an event of default under the trust agreement resulting from our default on the exchange debentures, the holder of common securities will be deemed to have waived the trust agreement event of default until the effect of all trust agreement events of default has been cured, waived or otherwise eliminated. Until those trust agreement events of default have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the exchange capital securities and any old capital securities outstanding and not the holder of the common securities, and only the holders of the capital securities will have the right to direct the property trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

         Pursuant to the trust agreement, the trust will dissolve and will be liquidated by the trustees on the first to occur of:

         o    September 1, 2032, the expiration of the term of the trust;

         o    our bankruptcy, dissolution or liquidation;

         o our election to dissolve the trust and to distribute a like amount of the exchange debentures to the holders of the trust securities;

         o the redemption of all of the capital securities in connection with the repayment of all of the exchange debentures; and

         o the entry by a court of an order for judicial dissolution of the trust.

         If an early dissolution occurs as described in the second, third and fifth bullet points above, the trustees will expeditiously liquidate the trust by causing the property trustee to distribute to each holder of capital securities and common securities, after satisfaction of liabilities to creditors of the trust, a like amount of exchange debentures, unless that distribution is determined by the property trustee to be impractical. If that distribution is impractical, the holders will be entitled to receive out of the available assets of the trust, after satisfaction of liabilities of creditors to the trust, an amount equal to the aggregate of the stated liquidation amount per capital security plus accumulated and unpaid distributions to the date of payment. If this liquidation distribution can be paid only in part because the trust has insufficient assets to pay in full, then the amounts payable directly by the trust on the capital securities will be paid on a pro rata basis. The holders of the common securities will be entitled to receive distributions upon any dissolution pro rata with the holders of the capital securities, except the capital securities will have a preference over the common securities if a trust agreement event of default has occurred and is continuing.

         If there is no early dissolution of the trust, unless earlier redeemed in part, the exchange capital securities will remain outstanding until the repayment of the exchange debentures at stated maturity.

EVENTS OF DEFAULT; NOTICE

         Any one of the following events constitutes a trust agreement event of default:

         o the occurrence of an event of default under the indenture (see "Description of Exchange Debentures(Y)Events of Default"); or

         o default by the trust in the payment of any distribution for 30 days after it becomes due and payable; or

         o default by the trust in the payment of any redemption price of any exchange capital security or common security when it becomes due and payable; or

         o default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than a default or breach referred to in the second and third bullet points above, and continuation of that default or breach for a period of 60 days after the defaulting trustee or trustees have been given written notice thereof by the holders of at least 25% in liquidation amount of the outstanding capital securities; or

         o the occurrence of a bankruptcy event with respect to the property trustee.

         Within 90 business days after the occurrence of any trust agreement event of default, the property trustee will send notice of any default actually known to it to the holders of exchange capital securities, the administrative trustees and us, as the depositor, unless the default has been cured or waived.

         The holder of the common securities may remove the property trustee and appoint a successor at any time unless a trust agreement event of default has occurred and is continuing, in which case the holders of a majority in liquidation amount of the capital securities may remove the property trustee and appoint a successor. No registration or removal of the property trustee and no appointment of a successor trustee will be effective until the successor property trustee accepts the appointment in accordance with the trust agreement.

         If an event of default under the indenture has occurred and is continuing, the capital securities will have a preference over the common securities with respect to payments of distributions or upon termination of the trust as described above.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

         The trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body except as described below or under "Liquidation Distribution upon Dissolution."

         The trust may, with the consent of the administrative trustees and without the consent of the holders of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any state, if it satisfies the following conditions:

         o    the successor entity either:

              -- expressly assumes all of the obligations of the trust under the trust securities, or

              -- substitutes for the trust securities other securities having substantially the same terms as the trust securities, so long as the successor securities rank the same as the trust securities with respect to distributions and payments upon liquidation, redemption and otherwise,

         o we expressly acknowledge a trustee of the successor entity as possessing the same powers and duties as the property trustee, in its capacity as the holder of the exchange debentures,

         o the exchange capital securities or any successor securities are listed or quoted, or any successor securities will be listed or quoted upon notification of issuance, on any national securities exchange or with another organization on which the exchange capital securities are then listed or quoted,

         o the merger, consolidation, amalgamation or replacement does not cause the capital securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization,

         o the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect,

         o the successor entity has a purpose substantially identical to that of the trust, and

         o prior to the merger, consolidation, amalgamation or replacement, the trust has received an opinion of nationally recognized independent counsel to the effect that:

              -- the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect, and

              -- following the merger, consolidation, amalgamation or replacement, neither the trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act, and

              -- we guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the exchange guarantee.

         However, the trust will not, except with the consent of holders of 100% in liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other person, or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger or replacement would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

         Except as provided below and under "Description of Guarantee-Amendments and Assignment" and as otherwise required by law and the trust agreement, the holders of the exchange capital securities will have no voting rights.

         We, the property trustee, the Delaware trustee or the administrative trustees may amend the trust agreement from time to time, without the consent of the holders of the trust securities, in order to:

         o cure any ambiguity to correct or supplement any inconsistent provisions in the trust agreement;

         o modify, eliminate or add to any provisions of the trust agreement to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act; or

         o provide the property trustee with the authority to execute on behalf of the administrative trustees capital securities certificates in certificated, fully registered form,

provided, however, that, in the case of the first bullet, any such action shall not adversely affect in any material respect the interests of any holder of trust securities or the property trustee or the Delaware trustee, and that any amendments of the trust agreement shall become effective when notice thereof is given to the holders of the trust securities.

         The trust agreement may be amended by us and by the trustees under the trust agreement with:

         o the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding trust securities; and

         o receipt by the trustees of an opinion of nationally recognized independent counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect the trust's status as a grantor trust for United States federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act.

         The trust agreement may not be amended without the consent of each holder of trust securities to:

         o change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

         o restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

         So long as any exchange debentures are held by the property trustee, the trustees under the trust agreement shall not:

         o direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee or executing any trust or power conferred on the indenture trustee with respect to the exchange debentures;

         o    waive any past default that is waivable under the indenture;

         o exercise any right to rescind or annul a declaration that the principal of all the exchange debentures is due and payable; or

         o consent to any amendment, modification or termination of the indenture or the exchange debentures, where the consent of the holders of the junior subordinated debentures shall be required,

without, in each case, obtaining the prior approval of the holders of at least a majority in liquidation amount of all outstanding capital securities; provided, however, that where a consent under the indenture would require the consent of each holder of exchange debentures affected thereby, no such consent shall be given by the property trustee without the prior written consent of each holder of the capital securities.

         The trustees under the trust agreement shall not revoke any action previously authorized or approved by a vote of the holders of the capital securities, except by a subsequent vote of such holders. The property trustee shall notify each holder of capital securities of any notice of default with respect to the exchange debentures unless such default has been cured or waived. In addition to obtaining the foregoing approvals of such holders of the exchange capital securities, prior to taking any of the foregoing actions, the trustees under the trust agreement shall obtain an opinion of nationally recognized independent counsel to the effect that such action will not cause the trust to fail or cease to be classified as a grantor trust for United States federal income tax purposes.

         Any required approval of holders of trust securities may be given at a meeting of such holders convened for such purpose. Any action that may be taken by holders of trust securities at a meeting may be taken without a meeting if holders of trust securities holding a majority of outstanding trust securities (based upon their liquidation amount) consent to the action in writing. The property trustee will cause a notice of any meeting at which holders of trust securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of trust securities in the manner set forth in the trust agreement.

         No vote or consent of the holders of exchange capital securities is required for the trust to redeem and cancel the exchange capital securities in accordance with the trust agreement.

         Notwithstanding that holders of the exchange capital securities are entitled to vote or consent under any of the circumstances described above, any of the exchange capital securities that are owned by us or our affiliates, or the trustees under the trust agreement or their affiliates, will, for all purposes of such vote or consent, be treated as if they were not outstanding.

FORM, DENOMINATION, BOOK-ENTRY PROCEDURES AND TRANSFER

         The exchange capital securities initially will be represented by one or more capital securities in registered, global form (collectively, the global capital securities"). Upon issuance, the global capital securities will be deposited with the property trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

         Except as set forth below, the global capital securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global capital securities may not be exchanged for exchange capital securities in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Exchange Capital Securities for Certificated Exchange Capital Securities." Except in the limited circumstances described below, owners of beneficial interests in the global capital securities will not be entitled to receive physical delivery of capital securities in certificated form. In addition, transfers of beneficial interests in the global capital securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System ("Euroclear") and Clearstream Banking ("Clearstream")), which may change from time to time.

Depositary Procedures

         DTC has advised the trust and us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

         DTC has also advised the trust and us that, pursuant to procedures established by it, (i) upon deposit of the global capital securities, DTC will credit the accounts of participants designated by the initial purchaser with portions of the liquidation amount of the global capital securities and (ii) ownership of such interests in the global capital securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global capital securities).

         Investors in the global capital securities may hold their interests therein directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global capital security to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global capital security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

         EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL CAPITAL SECURITIES WILL NOT HAVE CAPITAL SECURITIES REGISTERED IN THEIR NAME, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE CAPITAL SECURITIES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE TRUST AGREEMENT FOR ANY PURPOSE.

         Payments in respect of the global capital security registered in the name of DTC or its nominee will be payable by the property trustee to DTC in its capacity as the registered holder under the trust agreement. Under the terms of the trust agreement, the property trustee will treat the persons in whose names the exchange capital securities, including the global capital securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we, the trust nor the property trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global capital securities, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global capital securities or (ii) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants. DTC has advised the trust and us that its current practice, upon receipt of any payment in respect of securities such as the exchange capital securities, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in liquidation amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of exchange capital securities will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the property trustee or the trust. Neither we, the trust nor the property trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the exchange capital securities, and the trust and the property trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

         Except for trades involving only Euroclear and Clearstream participants, interests in the global capital securities will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.

         Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global capital securities in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

         Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global capital security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of an interest in a global capital security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

         DTC has advised the trust and us that it will take any action permitted to be taken by a holder of capital securities only at the direction of one or more participants to whose account with DTC interests in the global capital securities are credited and only in respect of such portion of the aggregate liquidation amount of the capital securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the trust agreement, DTC reserves the right to exchange the global capital securities for legended capital securities in certificated form and to distribute such capital securities to its participants.

         The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we and the trust believe to be reliable, but neither we nor the trust take responsibility for the accuracy thereof.

         Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global capital securities among participants in DTC, Euroclear and Clearstream, no depositary is under any obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trust nor the property trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Exchange Capital Securities for Exchange Certificated Capital Securities

         A global capital security is exchangeable for exchange capital securities in registered certificated form if (1) DTC (a) notifies us and the property trustee that it is unwilling or unable to continue as depositary for the global capital security or (b) has ceased to be a clearing agency registered under the Exchange Act and we fail to appoint a successor depositary within 90 days, (2) we, in our sole discretion, elect to cause the issuance of the exchange capital securities in certificated form or (3) there has occurred and is continuing an event of default or any event which after notice or lapse of time or both would be an event of default under the trust agreement. In all cases, certificated exchange capital securities delivered in exchange for any global capital security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

PAYMENT AND PAYING AGENTS

         Payments in respect of the exchange capital securities held in global form will be made to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates or in respect of the exchange capital securities that are not held by DTC, such payments will be made by check mailed to the address of the holder entitled thereto as such address appears on the register. The paying agent will initially be The Bank of New York and any co-paying agent chosen by The Bank of New York and acceptable to the administrative trustees and us. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the administrative trustees, the property trustee and us. In the event that the property trustee is no longer the paying agent, the administrative trustees will appoint a successor (which will be a bank or trust company acceptable to the administrative trustees and us) to act as paying agent.

REGISTRAR AND TRANSFER AGENT

         The property trustee will act as registrar and transfer agent for the exchange capital securities. Registration of transfers of the exchange capital securities may be effected without charge by or on behalf of the trust, but the registrar may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange. The trust will not be required to register or cause to be registered the transfer of the exchange capital securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

         The property trustee, other than during the occurrence and continuance of an event of default under the trust agreement, undertakes to perform only such duties as are specifically set forth in the trust agreement and, after such event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

         If no event of default under the trust agreement has occurred and is continuing, and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the capital securities are entitled under the trust agreement to vote, then the property trustee will take such action as is directed by us and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the trust securities, and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

         The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as other than a grantor trust for United States federal income tax purposes and so that the junior subordinated debentures will be treated as our indebtedness for United States federal income tax purposes. In this regard, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the trust agreement, that we and the administrative trustees determine in our discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the trust securities.

         Holders of the trust securities have no preemptive or similar rights.

         The trust may not borrow money or issue debt or mortgage or pledge any of its assets.


                       DESCRIPTION OF EXCHANGE DEBENTURES

         The trust invested the proceeds from the sale of the old capital securities and the common securities in the old debentures. Under the exchange offer, we will exchange as soon as practicable after the date of this prospectus the exchange debentures for the old debentures. The exchange debentures will have terms identical in all material respects to the old debentures, except that exchange debentures will not contain terms with respect to transfer restrictions under the Securities Act and will not provide for liquidated damages. Selected provisions of the exchange debentures and the indenture are summarized below. This summary is not complete. You should read those documents for a better understanding of all of their provisions that may be important to you. The indenture will be qualified under the Trust Indenture Act of 1939, upon effectiveness of a registration statement for the exchange offer of which this prospectus forms a part.

GENERAL

         The old debentures and the exchange debentures are each a series of debt securities under the indenture. The indenture provides for the issuance by us of subordinated debt securities in series from time to time in an unlimited amount. The indenture permits us to "reopen" each of these series of junior subordinated debentures and issue additional junior subordinated debentures of each series without the consent of the holders of junior subordinated debentures. The exchange debentures will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

         The exchange debentures will mature on September 1, 2031. The exchange debentures will bear interest at the annual rate of 8 1/8% payable semi-annually in arrears on March 1 and September 1 of each year, commencing March 1, 2002.

Payment will be made to the registered holder, subject to certain exceptions, at the close of business on the business day next preceding such interest payment date. We anticipate that until any liquidation of the trust, each exchange debenture will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

         If any date on which interest is payable on the exchange debentures is not a business day, then the payment will be made on the following business day, without any interest or other payment for the delay. Accrued interest that is otherwise not paid on the applicable interest payment date will bear additional interest (to the extent permitted by applicable law) at the rate per annum of 8 1/8%, compounded semi-annually. The term "interest" as we use it in this prospectus includes semi-annual interest payments, additional interest, additional tax sums and special interest, in each case as described herein, unless we state otherwise.

         The exchange debentures are unsecured and rank junior and subordinate in right of payment to all of our senior indebtedness. Since we are a holding company, our right to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of holders of exchange debentures and exchange capital securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary, except to the extent that we ourselves may be recognized as a creditor of that subsidiary. Claims on our subsidiaries by creditors other than us include long-term debt and certain other short-term borrowings. Accordingly, the exchange debentures will be subordinated to all of our senior indebtedness and will be effectively subordinated to all existing and future liabilities of our subsidiaries, including under any preferred stock, and holders of the exchange debentures should look only to our assets for payments thereunder. The indenture does not limit the incurrence or issuance by us or our subsidiaries of secured or unsecured debt, including senior indebtedness.

DENOMINATIONS, REGISTRATION AND TRANSFER

         The exchange debentures will initially be represented by one certificate registered in the name of the property trustee. If distributed to holders of exchange capital securities in connection with a liquidation of the trust, the exchange debentures may be represented by one or more global certificates registered in the name of Cede & Co. as the nominee of DTC and one or more exchange debentures in certificated form. Beneficial interests in exchange debentures in global form will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC.

         Payments on exchange debentures represented by a global security will be made to DTC as the depositary for the exchange debentures. In the event exchange debentures are issued in certificated form, payment, transfer and exchange will occur at the corporate office of the indenture trustee in New York, New York, or at the offices of any paying agent or transfer agent appointed by us. In addition, if the exchange debentures are registered to a holder other than the property trustee or a nominee of DTC, the record dates will be the February 15 and August 15, respectively, immediately preceding the related interest payment date.

         For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Description of Capital Securities--Form, Denomination, Book-Entry Procedures and Transfer." If the exchange debentures are distributed to the holders of the trust securities upon the termination of the trust, they will have substantially the same form, denomination, book-entry and transfer procedures as described under "Description of Capital Securities--Form, Denomination, Book-Entry Procedures and Transfer."

PAYMENT AND PAYING AGENTS

         Payment of principal of (and premium, if any) and any interest on exchange debentures will be made at the office of The Bank of New York in The City of New York or at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made, except in the case of junior subordinated debentures in global form, (i) by check mailed to the address of the person entitled thereto as such address appears in the register for junior subordinated debentures or
(ii) by transfer to an account maintained by the person entitled thereto as specified in such register, provided that proper transfer instructions have been received by the relevant record date. Payment of any interest on any junior subordinated debenture will be made to the person in whose name such junior subordinated debenture is registered at the close of business on the record date for such interest, except in the case of a call for redemption after a record date and prior to such interest payment date and defaulted interest, which will be paid as described in the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent; however, we will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debentures.

         Any moneys deposited with The Bank of New York or any paying agent, or then held by us in trust, for the payment of the principal of (and premium, if any) or interest on any exchange debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable may, at our request, be repaid to us and the holder of such exchange debenture must thereafter look, as a general unsecured creditor, only to us for payment thereof.

OPTION TO DEFER INTEREST PAYMENTS

         So long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the exchange debentures, from time to time, for a period not exceeding 10 consecutive semi-annual periods. During the extension period, we have the right to make partial payments of interest on any interest payment date. No extension period may extend beyond the stated maturity of the exchange debentures or any earlier redemption date. Semi-annual distributions on the exchange capital securities by the trust will be deferred during any extension period, and unpaid distributions will accumulate additional distributions at the rate of 8 1/8% per annum, compounded semi-annually from the relevant payment date.

         During an extension period, we may not, and may not permit any subsidiary to:

         o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (which includes common and preferred stock);

         o make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior to the exchange debentures; or

         o make any guarantee payments with respect to any guarantee issued by us if such guarantee ranks equally with or junior to the exchange debentures,

other than (a) dividends or distributions payable in our common stock, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of capital stock under any such plan, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the exchange guarantee and (d) purchases of our common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers, employees, consultants or advisors.

         At the end of any extension period, we may further extend the extension period, provided that such extension does not exceed 10 consecutive semi-annual periods or extend beyond the stated maturity of the exchange debentures or any earlier redemption date. At any time following the termination of an extension period and the payment of all amounts then due, we may elect to begin a new extension period, subject to the foregoing requirements. There is no limitation on the number of times that we may elect to begin an extension period.

REDEMPTION

         We may redeem the exchange debentures before they mature (1) at any time, in whole but not in part, within 90 days after the occurrence of a special event at a redemption price equal to the Special Event Redemption Make-Whole Amount and (2) at any time, in whole or in part, at a redemption price equal to the Optional Redemption Make-Whole Amount, plus, in each case, accrued interest, if any, to the redemption date.

         For the definitions of tax event and investment company event, see "Description of Exchange Capital Securities -- Right to Redeem Upon a Special

Event" in this prospectus. For the definitions of Special Event Redemption Make-Whole Amount and Optional Redemption Make-Whole Amount, see "Description of Exchange Capital Securities -- Redemption of Exchange Capital Securities" in this prospectus.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of exchange debentures to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on such exchange debentures called for redemption.

RESTRICTIONS ON CERTAIN PAYMENTS

         We will covenant that we will not, nor will we permit any subsidiary to:

         o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (which includes common and preferred stock);

         o make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior to the exchange debentures; or

         o make any guarantee payments with respect to any guarantee issued by us if such guarantee ranks equally with or junior to the exchange debentures;

other than (a) dividends or distributions payable in our common stock, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of capital stock under any such plan, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the exchange guarantee and (d) purchases of our common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers, employees, consultants or advisors, if at such time

         o we have actual knowledge of any event that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the indenture, and (b) we have not taken reasonable steps to cure the same;

         o we are in default with respect to our payment of any obligations under the exchange guarantee; or

         o we have given notice of our election of an extension period as provided in the indenture and have not rescinded such notice, or such extension period, or any extension thereof, is continuing.

ADDITIONAL TAX SUMS

         As long as the trust is the holder of the exchange debentures, and the exchange capital securities remain outstanding, we shall pay to the trust "additional tax sums," which means any additional amounts that may be necessary so that the amount of distributions then due and payable by the trust will not be reduced as a result of any additional taxes, duties and other governmental charges imposed on the trust.

MODIFICATION OF INDENTURE

         From time to time, we and the indenture trustee may, without the consent of the holders of the exchange debentures, amend, waive or supplement the indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of the outstanding exchange debentures or exchange capital securities) and qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act.

         The indenture contains a provision permitting us and the indenture trustee, with the consent of the holders of a majority in principal amount of the exchange debentures (together with any other series of debt securities under the indenture voting as one class with the exchange debentures), to modify the rights of the holders of exchange debentures (and such other series), provided that no such modification may

         o reduce or change, without the consent of the holder of all outstanding junior subordinated debentures

               -    the fixed maturity of the exchange debentures, or

               - the rate or extend the time of payment of any interest or overdue principal amount, or

               -    the principal amount, or

               -    the amount payable upon redemption, or

               -    the currency of payment of principal or interest;

         o reduce the percentage of exchange debentures required to consent to any supplemental indenture, without the consent of the holders of all outstanding junior subordinated debentures;

         o modify certain provisions of the indenture relating to waiver of compliance with covenants, waiver of defaults or modification of the indenture, except to increase the percentage of holders required for such waiver or modification, without the consent of the holders of all outstanding exchange debentures; or

         o modify the provisions of the indenture with respect to the subordination of outstanding exchange debentures in a manner adverse to the holders without the consent of the holders of all outstanding exchange debentures.

         In addition, so long as any of the exchange capital securities remain outstanding, no such modification may be made that adversely affects the holders of such exchange capital securities in any material respect, and no termination of the indenture may occur, and no waiver of any event of default or compliance with any covenant under the indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of such exchange capital securities unless and until the principal of the underlying exchange debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

EVENTS OF DEFAULT

         An event of default with respect to any series of debt securities under the indenture, including the exchange debentures, is defined in the indenture as being:

         o default for 30 days in payment of any installment of interest on the debt securities of that series (subject to the deferral of any due date in the case of an extension period);

         o default in payment of any principal or premium, if any, on the debt securities of that series;

         o our failure to materially perform any of the covenants or agreements in the indenture specifically contained therein for the benefit of the debt securities of that series which have not been remedied for a period of 60 days after written notice to us by the indenture trustee or to us and the indenture trustee by the holders of not less than 25% in principal amount of the debt securities of that series and all other series so benefited (all series voting as one class); or

         o certain events of bankruptcy, insolvency or reorganization relating to us.

         If an event of default under the first three bullets above has occurred and is continuing (but, in the case of the third bullet, only if the default is with respect to less than all series of debt securities outstanding under the indenture), either the indenture trustee or the holders of not less than 25% in principal amount of all the then outstanding debt securities of the series as to which such event of default under the first three bullets has occurred (each such series voting as a separate class in the case of an event of default under the first two bullets, and all such affected series voting as one class in the case of an event of default under the third bullet) may declare the principal of all the debt securities of that series, together with any accrued interest, to be immediately due and payable. If the trust does not make this declaration with respect to the exchange debentures, the holders of at least 25% in aggregate liquidation amount of the exchange capital securities will have such right.

         If an event of default under the third or fourth bullet above has occurred and is continuing (but, in the case of the third bullet, only if the default is with respect to all debt securities outstanding under the indenture), either the indenture trustee or the holders of not less than 25% in principal amount of all the then outstanding debt securities of each series as to which such event of default under the third or fourth bullets has occurred (voting as one class) may declare the principal of all the debt securities under the indenture as to which the event of default under the third or fourth bullets has occurred, together with any accrued interest, to be immediately due and payable. If the trust does not make this declaration with respect to the junior subordinated debentures, the holders of at least 25% in aggregate liquidation amount of the capital securities will have such right.

         Upon certain conditions, such declaration may be annulled by the holders of at least a majority in principal amount of the applicable series of debt securities (voting as one class). If this annulment is not made with respect to the exchange debentures, the holders of a majority in aggregate liquidation amount of the exchange capital securities will have such right. In addition, past defaults may be waived by the holders of a majority in principal amount of the debt securities of all series as to which an event of default has occurred (all series voting as one class), except a default in the payment of principal of or interest or in respect of a covenant or provision which cannot be modified or amended without the consent of each affected holder. If the trust does not make this waiver with respect to the exchange debentures, the holders of a majority in aggregate liquidation amount of the exchange capital securities will have such right.

         Subject to the duty to act with the required standard of care during a default, the indenture trustee may be indemnified by the holders of debt securities before proceeding to exercise any right or power under the indenture at the request of such holders. The holders of a majority in principal amount of the affected debt securities of any one or more series may direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee.

         We will annually file with the indenture trustee a certificate as to the absence of any default or specifying any default that exists under the indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF CAPITAL SECURITIES

         If a default has occurred and is continuing under the indenture and such event is attributable to our failure to pay interest or principal on the exchange debentures on the date due, a holder of exchange capital securities may institute a legal proceeding directly against us for enforcement of payment to such holder of the principal of or interest on such related exchange debentures having a principal amount equal to the aggregate liquidation amount of the related exchange capital securities of such holder. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the exchange capital securities. Notwithstanding any payments made to a holder of exchange capital securities in connection with a direct action, we will remain obligated to pay the principal of or interest on the exchange debentures, and shall be subrogated to that holder's rights with respect to any payments made in any direct action.

         The holders of the exchange capital securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of exchange debentures unless there has been an event of default under the trust agreement.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

         o We may not merge or consolidate or sell or convey all or substantially all of our assets unless:

         o the successor entity (if other than us) is a U.S. entity that assumes all of our obligations under the indenture and on the debt securities issued under the indenture, including the exchange debentures, and, after giving effect to such transaction, we or the successor would not be in default under the indenture; and

         o    certain other conditions as prescribed in the indenture are met.

         THE PROVISIONS OF THE INDENTURE DO NOT AFFORD HOLDERS OF THE EXCHANGE DEBENTURES PROTECTION IN THE EVENT OF A HIGHLY LEVERAGED OR OTHER TRANSACTION THAT MAY ADVERSELY AFFECT HOLDERS OF THE EXCHANGE DEBENTURES.

SATISFACTION AND DISCHARGE

         The indenture will cease to be of further effect (except as to certain remaining rights), and we will be deemed to have satisfied and discharged the indenture when

         o all debt securities issued under the indenture not previously delivered to the indenture trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year, and

         o we deposit funds in trust with the indenture trustee in an amount sufficient to pay and discharge the entire indebtedness on the debt securities issued under the indenture not previously delivered to the indenture trustee for cancellation.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding exchange debentures (legal defeasance) except for:

         o the rights of holders of outstanding exchange debentures to receive payments in respect of the principal of, or interest or premium, if any, on such exchange debentures when such payments are due from the defeasance trust referred to below;

         o our obligations with respect to the exchange debentures concerning issuing temporary debentures, mutilated, destroyed, lost or stolen exchange debentures and the maintenance of an office or agency for payment and money for security payments held in the defeasance trust;

         o the rights, powers, trusts, duties and immunities of the indenture trustee, and our obligations in connection therewith; and

         o    the defeasance provisions of the indenture.

         In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture (covenant defeasance) and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the exchange debentures. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an event of default with respect to the exchange debentures.

         In order to exercise either legal defeasance or covenant defeasance:

         o we must irrevocably deposit with the indenture trustee, in a defeasance trust, for the benefit of the holders of the exchange debentures, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding exchange debentures on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the exchange debentures are being defeased to maturity or to a particular redemption date;

         o in the case of legal defeasance, we must deliver to the indenture trustee an opinion of nationally recognized independent tax counsel reasonably acceptable to the indenture trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding exchange debentures will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

         o in the case of covenant defeasance, we must deliver to the indenture trustee an opinion of nationally recognized independent tax counsel reasonably acceptable to the indenture trustee confirming that the holders of the outstanding exchange debentures will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

         o no default or event of default has occurred and is continuing under the indenture on the date of such deposit (other than a default or event of default under the indenture resulting from the borrowing of funds to be applied to such deposit);

         o such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries is bound;

         o we must deliver to the indenture trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of exchange debentures over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

         o we must deliver to the indenture trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

SUBORDINATION

         We have covenanted and agreed that our obligations to make any payment on the exchange debentures (and any other debt securities issued under the indenture) will be subordinate and junior in right of payment to our obligations to holders of our senior indebtedness to the extent described in the next two paragraphs. Senior indebtedness with respect to the exchange debentures means:

         o any of our indebtedness for borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

         o    any obligations under our letters of credit;

         o any of our indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates; and

         o any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or other similar contingent obligations in respect of obligations of others of a type described in the foregoing three bullets, whether or not such obligation is classified as a liability, in each case, whether outstanding on the date of execution of the indenture or thereafter incurred, other than obligations expressly ranking equally with or junior to the exchange debentures. However the exchange debentures will not be subordinate and junior in right of payment to trade creditors. As of September 30, 2001, we had approximately $1,084 million of senior indebtedness outstanding. The indenture does not limit the amount of future increases in our senior indebtedness. We expect from time to time to issue additional senior indebtedness.

         No payments in respect of the junior subordinated debentures may be made if there has occurred and is continuing:

         o    a default in any payment with respect to senior indebtedness, or

         o an event of default with respect to any senior indebtedness resulting in the acceleration of the maturity thereof, or

         o    any judicial proceeding pending with respect to any such default.

         In the case of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to us as a whole, whether voluntary or involuntary, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full in cash before any payment will be made in respect of the exchange debentures. In the event of any such proceeding, after payment in full in cash of all sums owing with respect to our senior indebtedness, the holders of the exchange debentures, together with the holders of any of our obligations ranking equally with the exchange debentures, will be entitled to be paid from our remaining assets. By reason of such subordination, in the event of our insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the exchange debentures having a claim pursuant to the exchange debentures may receive less, ratably, than our other creditors. Such subordination will not prevent the occurrence of any event of default in respect of the exchange debentures.

GOVERNING LAW

         The indenture and the exchange debentures are governed by and are to be construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

         Following the exchange offer and the qualification of the indenture under the Trust Indenture Act, the indenture trustee will be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of exchange debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which it might incur. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.


                        DESCRIPTION OF EXCHANGE GUARANTEE

         We will execute and deliver the exchange guarantee at the same time the exchange capital securities are issued. The terms of the exchange guarantee are identical in all material respects to the terms of the old guarantee. Selected provisions of the exchange guarantee agreement are summarized below. This summary is not complete. You should read that document for a better understanding of all of the provisions of the guarantee agreement that may be important to you. The guarantee agreement will be qualified under the Trust Indenture Act of 1939 upon effectiveness of the registration statement for the exchange offer of which this prospectus forms a part. The guarantee trustee will hold the guarantee for the benefit of the holders of all capital securities.

GENERAL

         We will fully and unconditionally agree, to the extent described herein, to pay on a subordinated basis the guarantee payments described below to the holders of all exchange capital securities, as and when due. We must make these payments regardless of any defense, right of set-off or counterclaim that the trust may have or assert, other than the defense of payment. We will make the following payments with respect to the exchange capital securities to the extent not paid by or on behalf of the trust:

         o any accumulated and unpaid distributions required to be paid on the exchange capital securities, to the extent that the trust has sufficient funds on hand to make such payments,

         o the applicable redemption price with respect to exchange capital securities called for redemption, to the extent that the trust has sufficient funds on hand to make such payments, and

         o upon a voluntary or involuntary termination, dissolution, winding-up or liquidation of the trust (unless the exchange debentures are distributed to holders of the exchange capital securities), the lesser of

               - the aggregate of the liquidation amount plus accumulated and unpaid distributions on the exchange capital securities to but excluding the date of payment, to the extent that the trust has sufficient funds on hand to make such payments, and

               - the amount of assets of the trust remaining available for distribution to holders of exchange capital securities in liquidation of the trust.

         Our obligation to make a guarantee payment may be satisfied by our direct payment of the required amounts to the holders of the exchange capital securities or by causing the trust to pay those amounts to those holders.

         The guarantee is an irrevocable guarantee on a subordinated basis of the trust's related obligations under all capital securities, but will apply only to the extent that the trust has funds sufficient to make such payments, and is not a guarantee of collection. If we do not make interest payments on the exchange debentures held by the trust, the trust will not have funds legally available for, and will not be able to pay, distributions on the exchange capital securities. In such event, holders of the exchange capital securities would not be able to rely on the exchange guarantee for such payments.

         The exchange guarantee will rank subordinate and junior in right of payment to all of our liabilities, other than any liabilities which expressly by their terms rank equally with or subordinate to our obligations under the exchange guarantee. Since we are a holding company, our right to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of holders of exchange capital securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary, except to the extent that we ourselves may be recognized as a creditor of that subsidiary. Claims on our subsidiaries by creditors other than ourselves include long-term debt and certain other short-term borrowings. Accordingly, our obligations under the exchange guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, including under any preferred stock, and claimants should look only to our assets for payments thereunder. The exchange guarantee does not limit the incurrence or issuance by us of secured or unsecured debt, including senior indebtedness.

         We have, through the exchange guarantee, the trust agreement, the junior subordinated debentures, the indenture and the expense agreement, taken together, fully, irrevocably and unconditionally guaranteed on a subordinated basis all of the trust's obligations under the exchange capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the exchange capital securities. See "Relationship Among the Exchange Capital Securities, the Exchange Debentures and the Exchange Guarantee."

STATUS OF THE EXCHANGE GUARANTEE

         The exchange guarantee constitutes our unsecured obligation and ranks subordinate and junior in right of payment to all our liabilities (including our obligations under the junior subordinated debentures), other than any liabilities expressly made equal with or subordinate to our obligations under the exchange guarantee and our obligations under any similar guarantee of preferred or capital securities of a trust.

         The exchange guarantee constitutes a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the exchange guarantee without first instituting a legal proceeding against any other person or entity). The guarantee is held for the benefit of the holders of all capital securities. The exchange guarantee will not be discharged except by payment or provision for payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the exchange debentures to the holders of the exchange capital securities.

AMENDMENTS AND ASSIGNMENT

         The exchange guarantee agreement may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of outstanding capital securities, except with respect to any changes which do not adversely affect the rights of holders of the capital securities. The manner of obtaining any such approval will be as set forth under "Description of Exchange Capital Securities--Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the exchange guarantee agreement shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of outstanding capital securities.

EVENTS OF DEFAULT

         Our failure to perform any of our payment or other obligations under the exchange guarantee agreement will constitute an event of default under the exchange guarantee agreement. The holders of not less than a majority in aggregate liquidation amount of the capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the exchange guarantee or to exercise any trust or power under the exchange guarantee agreement conferred on the guarantee trustee or to waive, on behalf of the holders, any past events of default.

         Any holder of the capital securities may institute a legal proceeding directly against us to enforce its rights under the exchange guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

         We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the exchange guarantee agreement.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

         The exchange guarantee agreement provides that

         o    we will not consolidate with or merge into any other entity,

         o we shall not convey, transfer or lease all or substantially all of our properties and assets to any other entity, and

         o no entity will consolidate with or merge into us or convey, transfer or lease all or substantially all of its properties and assets to us,

unless

         o either we are the continuing corporation, or the successor entity is organized under the laws of the United States or any state or the District of Columbia and such successor entity expressly assumes our obligations under the guarantee,

         o immediately after giving effect thereto, no event of default under the exchange guarantee agreement and no event which, after notice or lapse of time or both, would become an event of default under the exchange guarantee agreement, has happened and is continuing, and

         o certain other conditions as prescribed in the exchange guarantee agreement are met.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

         The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of the exchange guarantee, undertakes to perform only such duties as are specifically set forth in the exchange guarantee agreement. After a default with respect to the exchange guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the exchange guarantee agreement at the request of any holder of the capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might thereby incur.

TERMINATION OF THE EXCHANGE GUARANTEE

         The exchange guarantee will terminate and be of no further force and effect upon

         o full payment of the applicable redemption price of the exchange capital securities,

         o    full payment of the amounts payable upon liquidation of the trust,

         o distribution of the exchange debentures to the holders of the exchange capital securities upon liquidation of the trust, or

         o the exchange capital securities ceasing to be outstanding following the consummation of the exchange offer.

         The exchange guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the exchange capital securities must restore payment of any sums paid under the exchange capital securities or the exchange guarantee.

GOVERNING LAW

         The exchange guarantee is governed by and to be construed in accordance with the laws of the State of New York.

THE EXPENSE AGREEMENT

         Pursuant to the expense agreement, we have irrevocably and unconditionally guaranteed to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of any trust securities the amounts due such holders pursuant to the terms of the trust securities.

                          DESCRIPTION OF OLD SECURITIES

         We refer to the old capital securities, the guarantee issued by us in connection with the old capital securities and the old debentures collectively as the old securities and refer to the exchange capital securities, the exchange guarantee and the exchange debentures collectively as the exchange securities.

         The terms of the old securities are identical in all material respects to the exchange securities, except that old securities have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the exchange and registration rights agreement, which rights will terminate upon consummation of the exchange offer, except under limited circumstances.

         The old securities provide that, if we or the trust failed to take certain steps to effect the exchange offer and complete the exchange within certain prescribed time periods, then, as liquidated damages, special interest of up to 50 basis points per annum would become payable in respect of the old debentures and corresponding distributions would become payable on the old capital securities for the period from the occurrence of such event until such time as the exchange offer has been consummated. The exchange securities are not, and upon consummation of the exchange offer, the original securities will not be, entitled to any such additional interest or distribution. Accordingly, holders of old capital securities should review the information set forth under "Risk Factors -- Your failure to exchange old capital securities may adversely affect your ability to sell such securities" and "Description of Exchange Capital Securities."


             RELATIONSHIP AMONG THE EXCHANGE CAPITAL SECURITIES, THE
                 EXCHANGE DEBENTURES AND THE EXCHANGE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

         Payments of distributions and other amounts due on the exchange capital securities (to the extent the trust has funds available for the payment of such distributions) are and will continue to be irrevocably guaranteed by us as set forth under "Description of Guarantee." Taken together, our obligations under the exchange debentures, the indenture, the trust agreement, the expense agreement, the guarantee agreement and the guarantee provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the exchange capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the exchange capital securities. If and to the extent that we do not make payments on the exchange debentures, the trust will not pay distributions or other amounts due on the exchange capital securities. The exchange guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay those distributions. In that event, the remedy of a holder of exchange capital securities is to institute a direct action. Our obligations under the exchange guarantee are subordinate and junior in right of payment to all our other liabilities as set forth in the exchange guarantee agreement.

SUFFICIENCY OF PAYMENTS

         As long as payments are made when due on the exchange debentures, they will be sufficient to cover distributions and other payments due on the trust securities, primarily because

         o the aggregate principal amount of the exchange debentures will be equal to the sum of the aggregate liquidation amount or redemption price, as applicable, of the trust securities;

         o the interest rate and interest and other payment dates on the exchange debentures will match the distribution rate and distribution and other payment dates for the trust securities;

         o under the expense agreement, we will pay for all and any costs, expenses and liabilities of the trust except the trust's obligations to holders of trust securities under such trust securities; and

         o the trust agreement further provides that the trust will not engage in any activity that is not consistent with the limited purposes thereof.

ENFORCEMENT RIGHTS OF HOLDERS OF EXCHANGE CAPITAL SECURITIES

         A holder of any exchange capital security may institute a legal proceeding directly against us to enforce its rights under the exchange guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person or entity.

         A default under any senior indebtedness would not constitute a default under the trust agreement. Moreover, in the event of payment defaults under, or acceleration of, senior indebtedness, the subordination provisions of the indenture provide that no payments may be made in respect of the exchange debentures until such senior indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on exchange debentures would constitute an event of default under the trust agreement.

LIMITED PURPOSES OF THE TRUST

         The exchange capital securities evidence an undivided beneficial interest in the assets of the trust. The trust exists for the exclusive purposes of issuing and selling the trust securities, using the proceeds from the sale of the trust securities to acquire the exchange debentures, exchanging the old debentures for exchange debentures in the exchange offer and engaging in only those other activities necessary, convenient or incidental thereto (such as registering the transfer of capital securities). A principal difference between the rights of a holder of an exchange capital security and a holder of an exchange debenture is that a holder of an exchange debenture is entitled to receive from us the principal amount of and interest accrued on exchange debentures held, while a holder of capital securities is entitled to receive distributions from the trust (or from us under the guarantee) if and to the extent the trust has funds available for the payment of such distributions.

RIGHTS UPON TERMINATION

         Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the exchange debentures, after satisfaction of liabilities to creditors as required by applicable law, the holders of the trust securities will be entitled to receive the liquidation distribution in cash out of trust assets.

         Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the exchange debentures, would be our creditor, subordinated in right of payment to all senior indebtedness as set forth in the indenture, but entitled to receive payment in full before our stockholders receive payments or distributions. Since we are the guarantor under the exchange guarantee and have agreed under the expense agreement to pay for all costs, expenses and liabilities of the trust (other than the trust's obligations to the holders of its trust securities), the positions of a holder of exchange capital securities and a holder of exchange debentures relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following summary describes certain United States federal income tax consequences of the purchase, ownership and disposition of exchange capital securities as of the date of this prospectus, and represents the opinion of Thelen Reid & Priest LLP, our counsel, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with exchange capital securities held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, and does not deal with special situations, such as those of tax-exempt organizations, dealers in securities or currencies, banks, financial institutions, life insurance companies, real estate investment trusts, regulated investment companies, persons holding exchange capital securities as part of a hedging or conversion transaction or a straddle, persons who mark to market their securities, United States holders (as defined below) whose "functional currency" is not the United States dollar, or persons who are not United States holders. In addition, this discussion does not address any tax consequences to persons who purchase capital securities other than pursuant to their initial issuance and distribution. It also does not include any description of any alternative minimum tax consequences or of the tax laws of any state, local or foreign jurisdiction. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code and income tax regulations, administrative rulings and judicial decisions under the Internal Revenue Code as of the date of this prospectus, and those authorities may be repealed, revoked or modified, with either forward-looking or retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

         PROSPECTIVE PURCHASERS OF EXCHANGE CAPITAL SECURITIES ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SUCH EXCHANGE CAPITAL SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECTS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

         As used in this prospectus, a "United States holder" is a beneficial owner of a capital security that is, for United States federal income tax purposes:

         o    a citizen or resident of the United States,

         o a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof,

         o an estate, the income of which is subject to United States federal income taxation regardless of its source, or

         o a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions.

         If a partnership holds exchange capital securities, the United States federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding exchange capital securities should consult their tax advisors. As used in this prospectus, a "non-United States holder" is a beneficial owner of an exchange capital security that is not a United States holder.

CLASSIFICATION OF THE TRUST

         Thelen Reid & Priest LLP, our counsel, is of the opinion that, under current law and assuming full compliance with the terms of the trust agreement and the indenture, the instruments establishing the trust, and certain other documents, the trust will be classified as a "grantor trust" for United States federal income tax purposes and will not be classified as an association taxable as a corporation. Accordingly, each United States holder will be treated as owning an undivided beneficial interest in the exchange debentures. Investors should be aware that the opinion of Thelen Reid & Priest LLP is not binding on the Internal Revenue Service or the courts.

CLASSIFICATION OF THE EXCHANGE DEBENTURES

         Based on the advice of Thelen Reid & Priest LLP, we believe and intend to take the position that the exchange debentures will constitute indebtedness for United States federal income tax purposes. No assurance can be given that this position will not be challenged by the Internal Revenue Service or, if challenged, that the challenge will not be successful. If the Internal Revenue Service successfully challenged the treatment of the exchange debentures as indebtedness, the exchange debentures would be subject to redemption at our option as described under the caption "Description of Exchange Debentures--Redemption." Such a redemption would cause a mandatory redemption of the exchange capital securities as described under the caption "Description of Capital Securities--Right to Redeem Upon a Special Event." By purchasing and accepting capital securities, each United States holder covenants to treat the exchange debentures as indebtedness and the capital securities as evidence of an indirect beneficial ownership in the exchange debentures. The remainder of this discussion assumes that the exchange debentures will be classified as indebtedness for United States federal income tax purposes.

UNITED STATES HOLDERS

Payments of Interest

         Except as set forth below, stated interest on the exchange debentures will generally be taxable to a United States holder as ordinary income at the time it is paid or accrued in accordance with the United States holder's method of accounting for tax purposes. No portion of that income will be eligible for the dividends-received deduction.

Original Issue Discount

         We have the right to extend the interest payment period on the exchange debentures from time to time for a period not exceeding 10 consecutive semi-annual periods prior to the stated maturity of the exchange debentures.

         We believe that the likelihood of our extending the interest payment period on the exchange debentures is "remote" within the meaning of applicable income tax regulations, in part because doing so would prevent us from making certain payments with respect to our capital stock and certain of our debt securities. See "Description of Exchange Debentures--Option to Defer Interest Payments." Consequently, we believe that the exchange debentures will not be treated as having been issued with original issue discount for United States federal income tax purposes. It should be noted that the regulations have not yet been addressed in any rulings or other interpretations by the Internal Revenue Service. Accordingly, it is possible that the Internal Revenue Service could take a different position.

         If we exercised our right to extend an interest payment period, the exchange debentures would at that time be treated as having been retired and reissued with original issue discount. As a result, United States holders would be required, for the remaining term of the exchange debentures, to accrue interest income even if they used the cash method of accounting. Consequently, in the event that the payment of interest was deferred, a United States holder would be required to include original issue discount in income on an economic accrual basis, notwithstanding that we would not make any interest payments on the exchange debentures during the extension period.

Exchange Offer; Registration Rights

         Neither the exchange of capital securities for exchange capital securities in the exchange offer nor the SEC registration of capital securities will constitute a taxable exchange of the capital securities for United States federal income tax purposes. Thus, there will be no material United States federal income tax consequences to a United States holder as a result of (i) exchanging old capital securities for exchange capital securities in the exchange offer or (ii) the SEC registration of exchange capital securities. Accordingly, the exchange capital securities should have the same issue price as the capital securities, and a United States holder shall have the same adjusted tax basis and holding period in the exchange capital securities as such holder had in the capital securities immediately prior to the exchange.

Receipt of Exchange Debentures or Cash Upon Liquidation of the Trust

         As described under the caption "Description of Exchange Securities--Liquidation of the Trust and Distribution of Exchange Debentures," the exchange debentures may be distributed to holders in exchange for the exchange capital securities in liquidation of the trust, provided that we have first received an opinion of nationally recognized independent tax counsel to the effect that the distribution will not constitute a taxable exchange of the exchange capital securities for United States federal income tax purposes. In the event of such a distribution, each United States holder would receive an aggregate tax basis in the exchange debentures equal to the holder's aggregate tax basis in its capital securities. A United States holder's holding period for the exchange debentures received in liquidation of the trust would include the period during which the holder held the exchange capital securities.

         Under certain circumstances, as described under the captions "Description of Exchange Debentures-Redemption" and "Description of Exchange Capital Securities-Right to Redeem Upon a Special Event," the exchange debentures may be redeemed for cash and the proceeds of the redemption distributed to holders of exchange capital securities in redemption of the exchange capital securities. Under current law, that redemption would constitute a taxable disposition of the exchange capital securities, and a United States holder would recognize gain or loss as if the holder had sold the redeemed exchange capital securities.

Sale, Exchange and Redemption of the Exchange Capital Securities

         Upon a sale, exchange, redemption or other taxable disposition of exchange capital securities, a United States holder will recognize gain or loss equal to the difference between the amount realized upon the disposition, excluding amounts attributable to accrued and unpaid interest, and the holder's adjusted tax basis in the exchange capital securities. A United States holder's adjusted tax basis in an exchange capital security generally will equal such holder's initial purchase price, increased by the amount of any original issue discount previously includible in the gross income of the holder and decreased by the amount of any subsequent payments received on the exchange capital security. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the exchange capital securities have been held for more than one year. Generally, for non-corporate United States holders, net long-term capital gains are subject to United States federal income tax at a maximum rate of 20%.

         The exchange capital securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying exchange debentures. If you sell your exchange capital securities between record dates for payments of distributions, you will not receive subsequent distributions but will nevertheless be required to include in gross income for United States federal income tax purposes your ratable share of accrued and unpaid interest on the exchange debentures through the date of the sale. To the extent the selling price is less than your adjusted tax basis in the exchange capital securities sold, you will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting and Backup Withholding

         In general, information reporting will apply to distributions paid and original issue discount accrued on the exchange capital securities, and to the proceeds of a sale of exchange capital securities, except in the case of an exempt holder, such as a corporation. A 30.5% backup withholding tax (subject to phased-in rate reductions) will apply to such payments if a holder fails to provide a taxpayer identification number and to satisfy other requirements, unless the holder has provided a certificate of exempt status.

NON-UNITED STATES HOLDERS

Payments of Interest

         Subject to the discussion below concerning backup withholding, no withholding of United States federal income tax will be required with respect to distributions on exchange capital securities held by a non-United States holder (or with respect to the underlying interest paid or accrued on the exchange debentures), provided that the beneficial owner (1) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code and the regulations thereunder, (2) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (3) is not a bank whose receipt of interest in respect of the exchange debentures is described in Section 881(c)(3)(A) of the Internal Revenue Code, and (4) satisfies the statement requirement, described generally below, set forth in Section 871(h) and Section 881(c) of the Internal Revenue Code and the regulations thereunder.

         To satisfy the requirement referred to in clause (4) above, the beneficial owner of a exchange capital security, or a financial institution holding the exchange capital security on behalf of such owner, must, in accordance with specified procedures, provide the trust or its paying agent with a statement to the effect that the beneficial owner is not a United States person. These requirements will be met if (1) the beneficial owner provides its name and address and certifies, under penalties of perjury, that it is not a United States person, which certification should be made on an IRS Form W-8BEN, or (2) a financial institution holding the capital security on behalf of the


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

beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

         In the event that any of the above requirements is not satisfied, the trust will nonetheless not withhold United States federal income tax on distributions paid to a non-United States holder if it receives an IRS Form W-8ECI from the non-United States holder, establishing that such income is effectively connected with the conduct by the non-United States holder of a trade or business in the United States, unless the trust has knowledge to the contrary. Interest paid to a non-United States holder that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a non-United States holder that is a corporation, such effectively connected income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the non-United States holder is a qualified resident of the treaty country.

Exchange Offer; Registration Rights

         Neither the exchange of capital securities for exchange capital securities in the exchange offer nor the SEC registration of capital securities will constitute a taxable exchange of the capital securities for United States federal income tax purposes. Thus, there will be no material United States federal income tax consequences to a United States holder as a result of (i) exchanging old capital securities for exchange capital securities in the exchange offer or (ii) the SEC registration of exchange capital securities. Accordingly, the exchange capital securities should have the same issue price as the capital securities, and a non-United States holder shall have the same adjusted tax basis and holding period in the exchange capital securities as such holder had in the capital securities immediately prior to the exchange.

Sale, Exchange and Redemption of the Exchange Capital Securities

         A non-United States holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or redemption of a exchange capital security unless (1) the gain is effectively connected with a trade or business of the non-United States holder in the United States, (2) in the case of a non-United States holder who is an individual, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met or (3) the non-United States holder is subject to tax pursuant to certain provisions of the Internal Revenue Code applicable to United States expatriates. However, any amount attributable to accrued but unpaid interest will be treated in the same manner as distributions made to such non-United States holder, as described above.

         Gain derived by a non-United States holder from the sale or other disposition of a exchange capital security that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a non-United States holder that is a corporation, such effectively connected income may also be subject to the United States branch profits tax. If any individual non-United States holder falls under clause (2) of the preceding paragraph, such holder will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by certain United States source capital losses recognized within the same taxable year as such sale or other disposition.

Information Reporting and Backup Withholding

         Non-United States holders will not be subject to information reporting or backup withholding on payments made by the trust or its paying agent if a statement described in clause (4) under "Payments of Interest" has been received and the payor has no actual knowledge that the beneficial owner is a United States person.

         In addition, backup withholding and information reporting will not apply to payments of the liquidation amount of, or distributions on, the exchange capital securities paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of a non-United States holder, or if a foreign office of a broker pays the proceeds of the sale of exchange capital securities to a non-United States holder. If, however, such nominee, custodian, agent or broker is, for United States federal income tax


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

purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a U.S. trade or business, or a foreign partnership with certain connections to the United States, such payments will not be subject to backup withholding (unless the payor has actual knowledge that the payee is a United States person) but will be subject to information reporting unless (1) such custodian, nominee, agent or broker has documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

         Distributions on the exchange capital securities paid to a non-United States holder by a United States office of a custodian, nominee or agent, or payment of the proceeds of a sale of capital securities by the United States office of a broker will be subject to backup withholding and information reporting unless (1) the non-United States holder provides the statement described above that such holder is not a United States person and the payor does not have actual knowledge to the contrary or (2) the beneficial owner otherwise establishes an exemption.

         Any amounts withheld under the backup withholding rules will be allowed as a credit or a refund against the holder's United States federal income tax liability, if certain required information is provided to the Internal Revenue Service.

                          CERTAIN ERISA CONSIDERATIONS

         The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain requirements upon employee benefit plans subject thereto ("ERISA Plans") and on those persons who are fiduciaries with respect to ERISA Plans. In particular, investments by ERISA Plans are subject to ERISA's general fiduciary requirements, including the requirements of investment prudence and diversification and the requirement that an ERISA Plan's investments be made in accordance with its governing documents. A fiduciary of an ERISA Plan should consider the fiduciary standards under ERISA in the context of the particular circumstances of the investing ERISA Plan before authorizing an investment in the exchange capital securities. Such fiduciary should determine whether an investment in the exchange capital securities satisfies ERISA's diversification and prudence requirements and whether the investment is in accordance with the documents and instruments governing the plan.

         In addition, ERISA and the Internal Revenue Code prohibit a wide range of transactions ("Prohibited Transactions") involving ERISA Plans or other employee benefit plans that are not subject to ERISA but that are subject to
Section 4975 of the Internal Revenue Code, such as individual retirement accounts (together with ERISA Plans, "Plans") and persons who have certain specified relationships to the Plan ("parties in interest," within the meaning of ERISA, and "disqualified persons," within the meaning of the Internal Revenue
Code). If engaged in by a Plan, such transactions may require "correction" and may cause a Plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes, unless a statutory or administrative exemption is available.

         The U.S. Department of Labor ("DOL") has promulgated a regulation, 29 C.F.R. Section 2510.3-101 (the "Plan Asset Regulation"), describing what constitutes the assets of a Plan with respect to the Plan's investment in an entity for purposes of ERISA and Section 4975 of the Internal Revenue Code. Under the Plan Asset Regulation, if a Plan invests (directly or indirectly) in an exchange capital security, the Plan's assets will include both the exchange capital security and an undivided interest in each of the underlying assets of the trust unless it is established that equity participation in the trust by benefit plan investors (including, but not limited to, Plans and entities whose underlying assets include plan assets by reason of an employee benefit plan's investment in the entity) is not "significant" within the meaning of the Plan Asset Regulation. In this regard, the extent of equity participation by benefit plan investors in the trust will not be monitored. If any assets of the trust are deemed to constitute the assets of a Plan, transactions involving the assets of the trust could give rise to a Prohibited Transaction unless a statutory or administrative exemption is available.

         Certain statutory or administrative exemptions (each, a "Prohibited Transaction Class Exemption" or "PTCE") may be available under ERISA to exempt the purchase, holding and/or disposition of any exchange capital securities by a Plan. Included among the administrative exemptions are: PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding


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

transactions effected by a qualified professional asset manager; PTCE 95-60, regarding investments by insurance company general accounts; and PTCE 96-23, regarding investments by an in-house professional asset manager. Certain of the exemptions, however, do not afford relief from the prohibition on self-dealing contained in Section 406(b) of ERISA and Section 4975(c)(1)(E)-(F) of the Internal Revenue Code. In addition, there can be no assurance that any of these administrative exemptions will be available with respect to any particular transaction involving the exchange capital securities. In addition to the Prohibited Transaction Class Exemptions, an individual exemption may apply to the initial purchase, holding and secondary market resales of exchange capital securities by a Plan, provided certain specified conditions are met.

         As noted above, if a Plan acquires any exchange capital securities, the Plan's assets may be deemed to include both the exchange capital securities acquired and an undivided interest in the underlying assets of the trust, unless the actual investment by benefit plan investors in the exchange capital securities is not "significant" within the meaning of the Plan Asset Regulation. Consequently, the trust assets could be deemed to be "plan assets" of such Plan for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction rules. Any person who exercises any authority or control with respect to the management or disposition of the assets of a Plan is considered to be a fiduciary of such Plan. The trustees could, therefore, be considered fiduciaries of Plans that have invested in the exchange capital securities and be subject to the fiduciary responsibility provisions of ERISA and the prohibited transaction rules in exercising its authority with respect to the management of the assets of the trust. If any trustee is considered a fiduciary with respect to the Plans purchasing the exchange capital securities, there may be an improper delegation by such Plans of the responsibility to manage plan assets. In order to avoid such improper delegation, each investing Plan, by purchasing the exchange capital securities, will be deemed to have directed the trustee to invest in the assets held in the trust. Any Plan purchasing the exchange capital securities must ensure that any statutory or administrative exemption from the Prohibited Transaction rules on which such Plan relies with respect to its purchase or holding of the exchange capital securities also applies to such Plan's indirect holding of the assets of the trust.

         Governmental plans and certain church plans (each as defined under ERISA) are not subject to the prohibited transaction rules of ERISA or the Internal Revenue Code. Such plans, however, may be subject to federal, state or local laws or regulations that may affect their investment in the exchange capital securities. Any fiduciary of such a governmental or church plan considering a purchase of the exchange capital securities must determine the need for, and the availability, if necessary, of any exemptive relief under any such laws or regulations.

         The foregoing discussion is general in nature and is not intended to be all inclusive. Any fiduciary of an ERISA Plan, a Plan, a governmental plan or a church plan considering the purchase and holding of the exchange capital securities should consult with its legal advisors regarding the consequences of such purchase and holding. By its purchase and acceptance of exchange capital securities, each holder will be deemed to have represented and warranted that either (1) no ERISA Plan assets have been used to purchase such exchange capital securities, or (2) one or more prohibited transaction statutory or administrative exemptions applies such that the use of such ERISA Plan assets to purchase and hold such exchange capital securities and, indirectly, the assets of the trust will not constitute a non-exempt Prohibited Transaction.

         EACH ERISA PLAN FIDUCIARY (AND EACH FIDUCIARY FOR A GOVERNMENTAL OR CHURCH PLAN SUBJECT TO RULES SIMILAR TO THOSE IMPOSED ON ERISA PLANS UNDER ERISA) SHOULD CONSULT WITH ITS LEGAL ADVISOR CONCERNING AN INVESTMENT IN ANY OF THE EXCHANGE CAPITAL SECURITIES.

                              PLAN OF DISTRIBUTION

         As more fully discussed in the section of this prospectus entitled "THE EXCHANGE OFFER - Resale of Exchange Capital Securities", based on an interpretation by the SEC's staff contained in several no-action letters issued to third parties, we believe that the exchange capital securities issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred after the exchange offer by any holder of exchange capital securities (other than a holder which is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, if such holder:

         o acquires the exchange capital securities in the ordinary course of his or her business; and

         o does not intend to participate, and has no arrangement with any person to participate, in a distribution of the exchange capital securities.

         Each participating broker-dealer in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange capital securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange capital securities received in exchange for old capital securities where such old capital securities were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale and participating broker-dealers shall be authorized to deliver this prospectus for a period ending upon the earlier of the expiration of the 90th day after the exchange offer has been completed or such time as such broker-dealers no longer own any registrable securities, which we define in the exchange and registration rights agreement.

         We will not receive any proceeds from any sales of the exchange capital securities by participating broker-dealers. Exchange capital securities received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange capital securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any participating broker-dealer that resells

                                  LEGAL MATTERS

         The validity of the exchange capital securities, the exchange debentures and the exchange guarantee will be passed upon for us by Stephen F. Koziar, Jr., Group Vice President and General Counsel of DPL and by Thelen Reid & Priest LLP, New York, New York. In addition, matters of federal income tax law and federal securities law will be passed upon by Thelen Reid & Priest LLP. In giving these opinions, as to matters of Ohio law, Thelen Reid & Priest LLP may rely on the opinion of Mr. Koziar and, as to matters of New York law, Mr. Koziar may rely on the opinion of Thelen Reid & Priest LLP. Certain matters of Delaware law relating to the validity of the exchange capital securities will be passed upon on behalf of us and the Trust by Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the trust and us.

                                     EXPERTS

         The consolidated financial statements of DPL Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


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